UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Ford Motor Company

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Ford Motor Company

Important Notice Regarding the Availability of Proxy
Materials for the Shareholder Meeting
to Be Held on May 12, 2011

Notice of 2011
Annual Meeting of Shareholders
and Proxy Statement

Ford Motor Company
One American Road
Dearborn, Michigan 48126-2798

April 1, 2011

Dear Shareholders:

Our 2011 annual meeting of shareholders will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Thursday, May 12, 2011. The annual meeting will begin promptly at 8:30 a.m., Eastern Time. If you plan to attend the meeting, please see the instructions on page 4.

Please read these materials so that you’ll know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This way, your shares will be voted as you direct even if you can’t attend the meeting. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

William Clay Ford, Jr.
Chairman of the Board

Whether or not you plan to attend the meeting, please provide your proxy by calling the toll-free telephone number, using the Internet, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

Notice of Annual Meeting of Shareholders
of Ford Motor Company

Time:	8:30 a.m., Eastern Time, Thursday, May 12, 2011
Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware
Proposals:	1.	The election of directors.
	2.	The ratification of the selection of PricewaterhouseCoopers LLP as Ford’s independent registered public accounting firm for 2011.
	3.	A non-binding shareholder advisory vote to approve the compensation of the Named Executives.
	4.	A non-binding shareholder advisory vote on the frequency of a shareholder vote to approve the compensation of the Named Executives.
	5.	A shareholder proposal related to disclosure of the Company’s political contributions.
	6.	A shareholder proposal related to consideration of a recapitalization plan to provide that all of the Company’s outstanding stock have one vote per share.
	7.	A shareholder proposal requesting the Board to allow holders of 10% of outstanding common stock to call special meetings of shareholders.
Who Can Vote:	You can vote if you were a shareholder of record at the close of business on March 16, 2011.
Date of Notification:	Shareholders are being notified of this proxy statement and the form of proxy beginning April 1, 2011.

Peter J. Sherry, Jr.
Secretary

April 1, 2011

i

Defined Terms

“Annual Incentive Compensation Plan” or “Incentive Bonus Plan” means Ford’s Annual Incentive Compensation Plan.

“Class B Stock” means Ford’s Class B Stock.

“Deferred Compensation Plan” means Ford’s Deferred Compensation Plan.

“Dividend Equivalent” means cash or shares of common stock (or common stock units) equal in value to dividends, if any, paid on shares of common stock.

“Final Award” means shares of common stock, Restricted Stock Units, and/or cash awarded by the Compensation Committee under a Performance Unit.

“Ford” or “we” or “Company” means Ford Motor Company.

“Long-Term Incentive Plan” means Ford’s 1998 or 2008 Long-Term Incentive Plan.

“Named Executives” means the executives named in the Summary Compensation Table on p. 51.

“NYSE” means the New York Stock Exchange, Inc.

“Performance Unit” means, under the Long-Term Incentive Plan, an award of the right to earn up to a certain number of shares of common stock, Restricted Stock Units, or cash, or a combination of cash and shares of common stock or Restricted Stock Units, based on performance against specified goals established by the Compensation Committee.

“Restricted Stock Unit” means, under the Long-Term Incentive Plan, the right to receive a share of common stock, or cash equivalent to the value of a share of common stock, when the restriction period ends, as determined by the Compensation Committee.

“SEC” means the United States Securities and Exchange Commission.

“Senior Convertible Notes” means the Ford Motor Company 4.25% Senior Convertible Notes due 2036 and the Ford Motor Company 4.25% Senior Convertible Notes due 2016.

“Trust Preferred Securities” means the Ford Motor Company Capital Trust II 6.50% Cumulative Convertible Trust Preferred Securities.

“1998 Plan” means Ford’s 1998 Long-Term Incentive Plan.

“2008 Plan” means Ford’s 2008 Long-Term Incentive Plan.

ii

Ford Motor Company

Proxy Statement

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 12, 2011, beginning at 8:30 a.m., Eastern Time, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning April 1, 2011.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

What is a proxy statement?

It is a document that SEC regulations require that we make available to you when we ask you to vote your stock at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting, including the election of directors, ratification of the selection of the Company’s independent registered public accounting firm, a non-binding shareholder advisory vote to approve the compensation of the Named Executives, a non-binding shareholder advisory vote on whether an advisory vote to approve the compensation of the Named Executives should be held every one, two, or three years, and consideration of three shareholder proposals, if presented at the meeting. Also, management will report on the state of the Company and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the annual meeting is March 16, 2011. The record date is established by the Board of Directors as required by Delaware law. Holders of common stock and holders of Class B Stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the annual meeting?

Holders of common stock and holders of Class B Stock at the close of business on the record date may vote at the meeting. Holders of Senior Convertible Notes cannot vote at this meeting.

On March 16, 2011, 3,725,990,448 shares of common stock and 70,852,076 shares of Class B Stock were outstanding and, thus, are eligible to be voted.

What are the voting rights of the holders of common stock and Class B Stock?

Holders of common stock and holders of Class B Stock will vote together without regard to class on the matters to be voted upon at the meeting. Holders of common stock have 60% of the general voting power. Holders of Class B Stock have the remaining 40% of the general voting power.

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

The number of votes for each share of Class B Stock is calculated each year in accordance with the Company’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Class B Stock will be entitled to 35.059 votes on each matter to be voted upon.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by mailing in a proxy card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

If you are a Company employee or retiree participating in either of the Company’s Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, then you may be receiving this material because of shares held for you in those plans. In that case, you may follow the instructions from the plan trustee on how to vote those shares. The trustee will vote the shares in accordance with your instructions and the terms of the plan. If you hold shares in any of these plans, the trustee may vote the shares held for you even if you do not direct the trustee how to vote. In these cases, the trustee will vote any shares for which the trustee does not receive instructions in the same proportion as the trustee votes the shares for which the trustee does receive instructions.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed, or explained how you can access, a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

Can I vote my shares in person at the annual meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

If you hold shares in either of the Company’s Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, you cannot vote at the meeting. Your shares will be voted by the trustee of those plans as described on p. 2.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may vote against one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at p. 5.

For each of the other proposals, you may vote for the proposal, against the proposal, or abstain from voting on the proposal, with the exception of Proposal 4, where you are being asked to vote for “1 year,” “2 years,” “3 years,” or you may abstain. These proposals are described in this proxy statement beginning at p. 71.

Proposals 1, 2, 3, and 4 will be presented at the meeting by management, and the rest are expected to be presented by shareholders.

What are the Board’s recommendations?

The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 (Proposal 2), FOR approval of the compensation of the Named Executives (Proposal 3), for “1 YEAR” on the frequency of providing a shareholder advisory vote to approve the compensation of the Named Executives (Proposal 4), and AGAINST the shareholder proposals (Proposals 5 through 7).

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, we will vote them FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011 (Proposal 2), FOR approval of the compensation of the Named Executives (Proposal 3), for “1 YEAR” on the frequency of providing a shareholder advisory vote to approve the compensation of the Named Executives (Proposal 4), and AGAINST the shareholder proposals (Proposals 5 through 7).

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Secretary of the Company;

•	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal, other than Proposal 4. With respect to Proposal 4, the option of “1 year,” “2 years,” or “3 years,” that receives a majority of all the votes cast by shareholders will indicate to the Board of Directors the preference of the shareholders with respect to the frequency of the advisory vote on the approval of the compensation of the Named Executives. In the absence of a majority of votes cast in support of any one frequency, the option of 1 year, 2 years, or 3 years that receives the greatest number of votes will indicate such preference. The votes are computed for each share as described on p. 2.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified.

Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don’t have discretionary voting authority and haven’t received instructions as to how to vote on those proposals (so-called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.

How can I attend the annual meeting?

If you are a shareholder of record and you plan to attend the annual meeting, please let us know by indicating in the appropriate place when you return your proxy. Please tear off the top portion of your proxy card where indicated and bring it with you to the meeting. This portion of the card will serve as your ticket and will admit you and one guest.

If you are a “street name” shareholder, tell your broker or nominee that you’re planning to attend the meeting and would like a “legal proxy.” Then simply bring that form to the meeting and we’ll give you a ticket at the door that will admit you and one guest. If you can’t get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your brokerage account statement showing that you owned Ford stock as of the record date, March 16, 2011.

Are there any rules regarding admission?

Each shareholder and guest will be asked to present valid government-issued picture identification, such as a driver’s license or passport, before being admitted to the meeting. Cameras, recording devices, and other electronic devices will not be permitted at the meeting and attendees will be subject to security inspections. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door.

Are there any other matters to be acted upon at the annual meeting?

We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Election of Directors
(Proposal 1 on the Proxy Card)

Fourteen directors will be elected at this year’s annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

William Clay Ford, who had been a member of the Board of Directors since 1948, retired from the Board effective May 12, 2005. As with previous years, the Board of Directors has again requested that Mr. Ford serve as Director Emeritus so that the Board can continue to avail itself of his wisdom, judgment and experience, and Mr. Ford has agreed to so serve. Mr. Ford is entitled to attend Board and committee meetings and participate in discussion of matters that come before the Board or its committees, although he is not entitled to vote upon any such matters and no longer receives compensation as a non-employee Board member.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Qualifications Considered for Nominees

Because Ford is a large and complex company, the Nominating and Governance Committee considers numerous qualifications when considering candidates for the Board. Among the most important qualities directors should possess are the highest personal and professional ethical standards, integrity, and values. They should be committed to representing the long-term interests of all of the shareholders. Directors must also have practical wisdom and mature judgment. Directors must be objective and inquisitive. Ford recognizes the value of diversity and we endeavor to have a diverse Board, with experience in business, government, education and technology, and in areas that are relevant to the Company’s global activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should also be prepared to offer their resignation in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities as directors of the Company, including a change in their principal job responsibilities.

Each of the nominees for director is now a member of the Board of Directors, which met ten times during 2010. Each of the nominees for director attended at least 75% of the combined Board of Director and committee meetings held during the periods served by such nominee in 2010. The nominees provided the following information about themselves as of February 1, 2011. Additionally, for each director-nominee we have disclosed the particular experience, qualifications, attributes, or skills that led the Board to conclude that the nominee should serve as a director.

Nominees

Stephen G. Butler
Age: 63 — Director Since: 2004

Principal Occupation: Retired Chairman and Chief Executive Officer, KPMG, LLP

Recent Business Experience: Mr. Butler served as Chairman and CEO of KPMG, LLP from 1996 until his retirement on June 30, 2002. Mr. Butler held a variety of management positions, both in the United States and internationally, during his 33-year career at KPMG.

Current Directorships: Cooper Industries, PLC; ConAgra Foods, Inc.

Reasons for Nomination: The Board believes Mr. Butler’s extensive experience in the accounting profession, both in the United States and internationally, as well as his executive experience as Chairman and CEO of KPMG for several years, provides Ford with financial expertise that has been instrumental in guiding the Company through its restructuring and that will be equally important as the Company grows. As Chair of the Audit Committee and its designated financial expert, Mr. Butler continues to add significant value to the goal of improving our balance sheet while fulfilling our financial reporting obligations accurately and transparently.

Kimberly A. Casiano
Age: 53 — Director Since: 2003

Principal Occupation: President, Kimberly Casiano & Associates Inc., San Juan,
Puerto Rico

Recent Business Experience: On January 1, 2010, Ms. Casiano established Kimberly Casiano & Associates Inc., where she is President. The firm provides advisory services in marketing, recruiting, communications, advocacy, and diversity to target the U.S. Hispanic market. From 1994 until December 31, 2009, Ms. Casiano was President and Chief Operating Officer of Casiano Communications, a publishing and direct marketing company. From 1987 to 1994, she held a number of management positions within Casiano Communications in the periodicals and magazines and the bilingual direct marketing and call center divisions of the company. Ms. Casiano is a member of the Board of Directors of Mutual of America, the Board of Trustees of the Hispanic College Fund, and the Board of Advisors of the Moffitt Cancer Center.

Current Directorships: Mead Johnson Nutrition Company

Reasons for Nomination: The Board believes that Ms. Casiano’s experience as President and COO of Casiano Communications and her current position as President of Kimberly Casiano & Associates Inc., provides the Company with unique insight into marketing and sales, particularly regarding the Hispanic community. This skill is important to Ford’s attempt to grow our market share profitably.

Anthony F. Earley, Jr.
Age: 61 — Director Since: 2009

Principal Occupation: Executive Chairman and Chairman of the Board, DTE Energy, Detroit, Michigan

Recent Business Experience: Mr. Earley became Executive Chairman of DTE Energy in October 2010. He had been Chairman and Chief Executive Officer of DTE Energy since 1998. Mr. Earley joined DTE Energy in 1994 as President and Chief Operating Officer. Prior to that time, Mr. Earley served as President and Chief Operating Officer of the Long Island Lighting Company, an electric and gas utility in New York. Mr. Earley is a director of the Nuclear Energy Institute and the Edison Electric Institute. Mr. Earley also serves as a director for several charitable organizations including Cornerstone Schools, Detroit Zoological Society, Business Leaders for Michigan, and United Way for Southeastern Michigan. Mr. Earley has sat on advisory boards of the New York Stock Exchange and the University of Notre Dame. Mr. Earley also served as an officer in the United States Navy nuclear submarine program where he was qualified as a chief engineer officer. Within the past five years, Mr. Earley served on the board of Comerica, Inc.

Current Directorships: DTE Energy; Masco Corporation

Reasons for Nomination: The Board believes that, as Ford continues to develop hybrid and electric vehicles, Mr. Earley’s experience as Chairman and CEO of DTE Energy, his leadership positions in the electric and nuclear industries, and his qualifications as a U.S. Navy officer, provide Ford with a uniquely qualified individual who can assist in the development of vehicles our customers want and value. In addition, Mr. Earley is able to provide valuable advice regarding the development of the electrical infrastructure needed to assist in the widespread acceptance of electric vehicles. As the current Executive Chairman and former CEO of DTE Energy, Mr. Earley also possesses significant leadership and general management expertise.

Edsel B. Ford II
Age: 62 — Director Since: 1988

Principal Occupation: Director and Consultant, Ford Motor Company

Recent Business Experience: Mr. Ford is a retired Vice President of Ford Motor Company and former President and Chief Operating Officer of Ford Motor Credit Company. He presently serves as a consultant to the Company.

Current Directorships: International Speedway Corporation

Reasons for Nomination: The Board believes that Mr. Ford’s experience as President and COO of Ford Motor Credit Company, as well as his role as consultant to the Company, brings a deep knowledge of Ford’s business to Board deliberations. Mr. Ford also adds significant value in various stakeholder relationships, including relationships with dealers, non-government organizations, employees, and the communities in which Ford has a significant presence. Mr. Ford’s life-long affiliation with the Company provides the Board with a unique historical perspective and a focus on the long-term interests of the Company.

William Clay Ford, Jr.
Age: 53 — Director Since: 1988

Principal Occupation: Executive Chairman and Chairman of the Board of Directors, Ford Motor Company

Recent Business Experience: Mr. Ford has held a number of management positions within Ford, including Vice President — Commercial Truck Vehicle Center. From 1995 until October 30, 2001, Mr. Ford was Chair of the Finance Committee. Effective January 1, 1999, he was elected Chairman of the Board of Directors and effective October 30, 2001, he was elected Chief Executive Officer of the Company. Mr. Ford became Executive Chairman of the Company on September 1, 2006 and is the current Chair of the Finance Committee. Mr. Ford also is Vice Chairman of The Detroit Lions, Inc., Chairman of the Detroit Economic Club, and Trustee of The Henry Ford. He also is a Vice Chairman of Business Leaders for Michigan.

Current Directorships: eBay Inc.

Reasons for Nomination: The Board believes that Mr. Ford’s extensive experience in various executive positions, service as CEO, and present service as Executive Chairman, provide the Board with unique insight regarding Company-wide issues. This experience, as well as in his role as Chairman of the Board, assist the Board in developing its long-term strategy, while his life-long affiliation with the Company reinforces the long-term interests of Ford and its shareholders. Mr. Ford’s knowledge and experience also add significant value to the Company’s relationship with its various stakeholders.

Richard A. Gephardt
Age: 70 — Director Since: 2009

Principal Occupation: President and Chief Executive Officer, Gephardt Group, Atlanta, Georgia

Recent Business Experience: Mr. Gephardt has been President and Chief Executive Officer since 2005 of Gephardt Group, LLC, a multi-disciplined consulting firm. He also serves as Strategic Advisor since June 2005 for the Government Affairs practice group of DLA Piper, one of the world’s largest legal services providers, and as a consultant to Goldman, Sachs & Co. since January 2005. Mr. Gephardt is the former Majority Leader of the U.S. House of Representatives and served 14 terms in Congress from 1976 until January 2005. He is also a member of the Professional Advisory Board of St. Jude Children’s Research Hospital. Within the past five years, Mr. Gephardt served on the board of Dana Holding Corporation.

Current Directorships: Centene Corporation; CenturyLink; Spirit Aerosystems Holding, Incorporated; United States Steel Corporation

Reasons for Nomination: The Board believes that Mr. Gephardt’s distinguished career in public service provides the Board with important insight into the many government relations and international issues affecting Ford. Additionally, Mr. Gephardt’s experience in business consulting provides Ford with unique knowledge of business challenges across a broad spectrum of industries.

James H. Hance, Jr.
Age: 66 — Director Since: July 2010

Principal Occupation: Senior Advisor to the Carlyle Group, New York, New York

Recent Business Experience: Mr. Hance is the former chief financial officer and former vice chairman of Bank of America, where he retired in 2005 after 18 years with the company. A certified public accountant, Mr. Hance spent 17 years with Price Waterhouse (now PricewaterhouseCoopers) in Philadelphia and Charlotte. From August 1985 until December 1986, he was chairman and co-owner of Consolidated Coin Caterers Corp. In March 1987, Mr. Hance joined NCNB, a predecessor to Bank of America. Mr. Hance also is a trustee of Washington University in St. Louis and Johnson & Wales University, based in Providence, R.I. Mr. Hance is the non-Executive Chairman of the Board of Sprint Nextel Corp. and a senior advisor to the Carlyle Group. Within the past five years, Mr. Hance served on the boards of Rayonier, Inc. and EnPro Industries, Inc.

Current Directorships: Sprint Nextel Corp.; Cousins Properties Inc.; Morgan Stanley Corp.; and Duke Energy Corp.

Reasons for Nomination: The Board believes that Mr. Hance’s extensive experience in the banking industry brings financial expertise to deliberations regarding the Company’s balance sheet and liquidity. In addition, Mr. Hance’s CPA background, his experience as a Chief Financial Officer, and his tenure as vice chairman of Bank of America, provide the Board with another experienced point of view in accounting, Audit Committee, and general operational matters.

Irvine O. Hockaday, Jr.
Age: 74 — Director Since: 1987

Principal Occupation: Retired President and Chief Executive Officer, Hallmark Cards, Inc., Kansas City, Missouri

Recent Business Experience: Mr. Hockaday was President and CEO of Hallmark Cards, Inc. since January 1, 1986, and a director since 1978. He retired in December 2001. Within the past five years, Mr. Hockaday served on the Boards of Aquila, Inc.; Dow Jones & Company; and Sprint Nextel Corp.
Current Directorships: Crown Media Holdings, Inc.; The Estee Lauder Companies, Inc.

Reasons for Nomination: The Board believes that Mr. Hockaday’s experience as President and CEO of Hallmark Cards provides Ford with marketing and general management expertise. Mr. Hockaday’s management of the Hallmark brand provides the Board with expertise in effective marketing strategies as Ford continues to implement its objective of growing market share profitably.

Richard A. Manoogian
Age: 74 — Director Since: 2001

Principal Occupation: Chairman of the Board, Masco Corporation, Taylor, Michigan

Recent Business Experience: Mr. Manoogian has been with Masco since 1958, became Vice President and a member of the Board in 1964, President in 1968 and Chairman in 1985. Mr. Manoogian served as Chief Executive Officer of Masco from 1985 until he transitioned to Executive Chairman in July 2007. Effective June 30, 2009, Mr. Manoogian retired from the position of Executive Chairman of Masco. Mr. Manoogian is a member of the Board of Business Leaders for Michigan, The Henry Ford, and the Detroit Economic Club. Within the past five years, Mr. Manoogian served on the Board of JPMorgan Chase & Co.

Current Directorships: Masco Corporation

Reasons for Nomination: The Board believes that Mr. Manoogian’s experience as Chairman and CEO of Masco provides the Board with overall general management expertise as well as experience in the successful development of multiple brands. Additionally, as an experienced CEO of a S&P 500 company, Mr. Manoogian brings a wealth of knowledge on executive compensation matters to his position as Chair of the Compensation Committee.

Ellen R. Marram
Age: 63 — Director Since: 1988

Principal Occupation: President, The Barnegat Group, LLC

Recent Business Experience: Ms. Marram is President of the Barnegat Group, LLC, a business advisory firm. From September 2000 through December 2005, Ms. Marram was Managing Director of North Castle Partners, LLC, a private equity firm. Ms. Marram previously served as President and CEO of Tropicana Beverage Group from September 1997 until November 1998, and had previously served as President of the Group, as well as Executive Vice President of The Seagram Company Ltd. and Joseph E. Seagram & Sons, Inc. Before joining Seagram in 1993, she served as President and CEO of Nabisco Biscuit Company and Senior Vice President of the Nabisco Foods Group from June 1988 until April 1993. Ms. Marram also is a member of the North American Advisory Board of Deutsche Bank. She is a trustee of Wellesley College and serves on a number of non-profit boards, including Institute for the Future, New York Presbyterian Hospital, and the Lincoln Center Theater. Within the past five years, Ms. Marram served on the board of Cadbury Schweppes plc.

Current Directorships: The New York Times Company; Eli Lilly and Company

Reasons for Nomination: The Board believes that Ms. Marram’s general management and marketing experience in managing well-known consumer brands adds significant expertise to Ford’s focus on strengthening our core brands. Additionally, Ms. Marram’s experience in advising companies provides her with multiple perspectives on successful strategies across a variety of businesses. Ms. Marram also brings a keen understanding of corporate governance matters to her position as Chair of the Nominating and Governance Committee.

Alan Mulally
Age: 65 — Director Since: 2006

Principal Occupation: President and Chief Executive Officer, Ford Motor Company

Recent Business Experience: Mr. Mulally was elected President and Chief Executive Officer of Ford effective September 1, 2006. Since March 2001, Mr. Mulally had been Executive Vice President of the Boeing Company and President and Chief Executive Officer of Boeing Commercial Airplanes. He also was a member of the Boeing Executive Council. Prior to that time, Mr. Mulally served as President and Chief Executive Officer of Boeing’s space and defense businesses. Mr. Mulally has served as co-chair of the Washington Competitive Council, and has sat on the advisory boards of NASA, the University of Washington, the University of Kansas, the Massachusetts Institute of Technology, and the U.S. Air Force Scientific Advisory Board. He is a member of the U.S. National Academy of Engineering and a fellow of England’s Royal Academy of Engineering.

Reasons for Nomination: As Ford’s President and CEO, the Board believes that Mr. Mulally continues to provide the strategic and management leadership necessary to create an exciting viable Ford delivering profitable growth for all. Mr. Mulally’s experience at Boeing after September 11, 2001, evidenced his expertise in managing a company in the midst of a crisis by focusing its management on important business priorities, leading to a period of sustained growth. Mr. Mulally continues to use these skills to lead Ford in executing our ONE Ford Plan.

Homer A. Neal
Age: 68 — Director Since: 1997

Principal Occupation: Director, ATLAS Project, Professor of Physics, Interim President Emeritus, and Vice President for Research Emeritus, University of Michigan, Ann Arbor, Michigan

Recent Business Experience: Dr. Neal is director, University of Michigan ATLAS Project, Samuel A. Goudsmit Distinguished Professor of Physics, Interim President Emeritus and Vice President for Research Emeritus at the University of Michigan. He joined the University as Chairman of its Physics Department in 1987 and in 1993 was named Vice President of Research. Dr. Neal served as Interim President of the University of Michigan from July 1, 1996 to February 1, 1997. He has served as a member of the U.S. National Science Board, the Advisory Board of the Oak Ridge National Laboratory, as a Trustee of the Center for Strategic and International Studies and as a member of the Board of Regents of the Smithsonian Institution. Dr. Neal currently is a member of the Board of Trustees of the Richard Lounsbery Foundation and a member of the Advisory Board for the Lawrence Berkeley National Laboratory. He is also a member of the Board of Physics and Astronomy of the National Academy of Sciences and a member of the Council of the Smithsonian National Museum of African American History and Culture.

Reasons for Nomination: The Board believes that Dr. Neal’s vast experience and knowledge in the field of science brings a unique skill to the Board. Dr. Neal’s expertise has assisted our intellectual property management process through his presence on the Ford Board of Directors and on the board of managers of Ford Global Technologies, LLC. Additionally, as Chair of the Sustainability Committee, he continues to apply his unique scientific knowledge to the development and implementation of Ford’s long-term sustainability strategy.

Gerald L. Shaheen
Age: 66 — Director Since: 2007

Principal Occupation: Retired Group President, Caterpillar, Inc., Peoria, Illinois

Recent Business Experience: Mr. Shaheen was appointed Group President of Caterpillar in November 1998 and had responsibility for the design, development and production of the company’s large construction and mining equipment, as well as marketing and sales operations in North America, Caterpillar’s components business, and its research and development division. Mr. Shaheen joined Caterpillar in 1967 and held a variety of management positions. Mr. Shaheen retired from Caterpillar effective February 1, 2008. Mr. Shaheen is a board member and past chairman of the U.S. Chamber of Commerce, a board member of the MS Society of Greater Illinois, Chairman of the Illinois Neurological Institute, and Chairman of the Board of Trustees of Bradley University. Within the past five years, Mr. Shaheen served on the board of National City Corporation.

Current Directorships: AGCO Corporation

Reasons for Nomination: The Board believes that Mr. Shaheen’s extensive experience as a Group President at Caterpillar adds a depth of manufacturing and general management knowledge that is beneficial for an automobile manufacturer. His knowledge of marketing and sales, as well as experience in research and development, related to the manufacture and sale of products in a capital and labor intensive industry, provides valuable insight into Ford’s efforts to build products our customers want and value.

John L. Thornton
Age: 57 — Director Since: 1996

Principal Occupation: Professor and Director, Global Leadership Program, Tsinghua University, Beijing, China

Recent Business Experience: Mr. Thornton retired as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc., on June 30, 2003. Mr. Thornton was appointed to that post in 1999 and formerly served as Chairman of Goldman Sachs — Asia from 1996 to 1998. He was previously Co-Chief Executive of Goldman Sachs International, the firm’s business in Europe, the Middle East, and Africa. Mr. Thornton was elected non-executive chairman of HSBC North America Holdings, Inc. in December 2008. He also is the Chairman of the Board of Trustees of the Brookings Institution. Within the past five years, Mr. Thornton served on the Boards of China Netcom Group Corp.; Intel, Inc.; and Industrial Commercial Bank of China Limited.

Current Directorships: News Corporation; China Unicom Limited; HSBC Holdings, plc

Reasons for Nomination: The Board believes that Mr. Thornton’s extensive experience in corporate finance matters is critical to achieving the ONE Ford goal of financing our plan, improving our balance sheet, and creating profitable growth for all. Also, Mr. Thornton’s extensive knowledge of China brings to the Board valuable insight into what has become one of the world’s most important automotive growth markets.

Committees of the Board of Directors

Audit Committee

Number of Members: 5 Members: Stephen G. Butler (Chair) Kimberly A. Casiano James H. Hance, Jr. Irvine O. Hockaday, Jr. Gerald L. Shaheen Number of Meetings in 2010: 11
Functions:
Selects the independent registered public accounting firm to audit Ford’s books and records, subject to shareholder ratification, and determines the compensation of the independent registered public accounting firm.

At least annually, reviews a report by the independent registered public accounting firm describing: internal quality control procedures, any issues raised by an internal or peer quality control review, any issues raised by a governmental or professional authority investigation in the past five years and any steps taken to deal with such issues, and (to assess the independence of the independent registered public accounting firm) all relationships between the independent registered public accounting firm and the Company.

Consults with the independent registered public accounting firm, reviews and approves the scope of their audit, and reviews their independence and performance. Also, annually approves of categories of services to be performed by the independent registered public accounting firm and reviews and, if appropriate, approves in advance any new proposed engagement greater than $250,000.
Reviews internal controls, accounting practices, and financial reporting, including the results of the annual audit and the review of the interim financial statements with management and the independent registered public accounting firm.
Reviews activities, organization structure, and qualifications of the General Auditor’s Office, and participates in the appointment, dismissal, evaluation, and the determination of the compensation of the General Auditor.
Discusses earnings releases and guidance provided to the public and rating agencies.
Reviews, with the Office of the General Counsel, any legal or regulatory matter that could have a significant impact on the financial statements.
As appropriate, obtains advice and assistance from outside legal, accounting or other advisors.
Prepares an annual report of the Audit Committee to be included in the Company’s proxy statement.
Assesses annually the adequacy of the Audit Committee Charter.
Reports to the Board of Directors about these matters.

Compensation Committee

Number of Members: 4 Members: Richard A. Manoogian (Chair) Anthony F. Earley, Jr. Ellen R. Marram John L. Thornton Number of Meetings in 2010: 8
Functions:
Establishes and reviews the overall executive compensation philosophy and strategy of the Company.

Reviews and approves Company goals and objectives related to the Executive Chairman and the President and CEO and other executive officer compensation, including annual performance objectives.

Evaluates the performance of the Executive Chairman and the President and CEO and other executive officers in light of established goals and objectives and, based on such evaluation, reviews and approves the annual salary, bonus, stock options, other incentive awards and other benefits, direct and indirect, of the Executive Chairman and the President and CEO and other executive officers.

Conducts a risk assessment of the Company’s compensation policies and practices.

Considers and makes recommendations on Ford’s executive compensation plans and programs. Reviews the Compensation Discussion and Analysis to be included in the Company’s proxy statement.

Prepares an annual report of the Compensation Committee to be included in the Company’s proxy statement.

Assesses annually the adequacy of the Compensation Committee Charter.

Reports to the Board of Directors about these matters.

Finance Committee

Number of Members: 6 Members: William Clay Ford, Jr. (Chair) Edsel B. Ford II James H. Hance, Jr. Alan Mulally Homer A. Neal John L. Thornton Number of Meetings in 2010: 2
Functions:
Reviews all aspects of the Company’s policies and practices that relate to the management of the Company’s financial affairs, not inconsistent, however, with law or with specific instructions given by the Board of Directors relating to such matters.

Reviews with management, at least annually, the Annual Report from the Treasurer of the Company’s cash and funding plans and other Treasury matters, and the Company’s policies with respect to financial risk assessment and financial risk management.

Reviews the strategy and performance of the Company’s pension and other retirement and savings plans. Performs such other functions and exercises such other powers as may be delegated to it by the Board of Directors from time to time.

Assesses annually the adequacy of the Finance Committee Charter.

Reports to the Board of Directors about these matters.

Nominating and Governance Committee

Number of Members: 11
Members:
  Ellen R. Marram (Chair)
  Stephen G. Butler
  Kimberly A. Casiano
  Anthony F. Earley, Jr.
  Richard A. Gephardt
  James H. Hance, Jr.
  Irvine O. Hockaday, Jr.
  Richard A. Manoogian
  Homer A. Neal
  Gerald L. Shaheen
  John L. Thornton

Number of Meetings in 2010: 7
Functions:
Makes recommendations on:
•  the nominations or elections of directors; and
•  the size, composition, and compensation of the Board.

Establishes criteria for selecting new directors and the evaluation of the Board. Develops and recommends to the Board corporate governance principles and guidelines. Reviews the charter and composition of each committee of the Board and makes recommendations to the Board for the adoption of or revisions to the committee charters, the creation of additional committees, or the elimination of committees.

Considers the adequacy of the By-Laws and the Restated Certificate of Incorporation of the Company and recommends to the Board, as appropriate, that the Board: (i) adopt amendments to the By-Laws, and (ii) propose, for consideration by the shareholders, amendments to the Restated Certificate of Incorporation.

Considers shareholder suggestions for nominees for director (other than self-nominations). See Corporate Governance on p. 18.

Assesses annually the adequacy of the Nominating and Governance Committee Charter.

Reports to the Board of Directors about these matters.

Sustainability Committee

Number of Members: 7 Members: Homer A. Neal (Chair) Kimberly A. Casiano Anthony F. Earley, Jr. Edsel B. Ford II William Clay Ford, Jr. Richard A. Gephardt Ellen R. Marram Number of Meetings in 2010: 4
Functions:
Reviews environmental, public policy, and corporate citizenship issues facing the Company around the world.

Reviews annually with management the Company’s performance for the immediately preceding year regarding stakeholder relationships, product performance, sustainability, and public policy.

Reviews with management the Company’s annual Sustainability Report.

Assesses annually the adequacy of the Sustainability Committee Charter.

Reports to the Board of Directors about these matters.

Audit Committee Report

The Audit Committee is composed of five directors, all of whom meet the independence standards contained in the NYSE Listed Company rules, SEC rules and Ford’s Corporate Governance Principles, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter may be found on the Company’s website, www.ford.com. The Audit Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm.

Ford management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

Audit Fees

The Company paid PricewaterhouseCoopers $35.9 million and $42.7 million for audit services for the years ended December 31, 2010 and 2009, respectively. Audit services consisted of the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of the effectiveness of the Company’s internal controls over financial reporting, preparation of statutory audit reports, and providing comfort letters in connection with Ford and Ford Motor Credit Company funding transactions.

Audit-Related Fees

The Company paid PricewaterhouseCoopers $5.4 million and $4.4 million for audit-related services for the years ended December 31, 2010 and 2009, respectively. Audit-related services included support of funding transactions, due diligence for mergers, acquisitions and divestitures, employee benefit plan audits, attestation services, internal control reviews, and assistance with interpretation of accounting standards.

Tax Fees

The Company paid PricewaterhouseCoopers $3.6 million and $4.1 million for tax services for the years ended December 31, 2010 and 2009, respectively. The types of tax services provided included assistance with tax compliance and the preparation of tax returns, tax consultation, planning and implementation services, assistance in connection with tax audits, and tax advice related to mergers, acquisitions and divestitures. Of the fees paid for tax services, the Company paid 72% and 59% for tax compliance and the preparation of Company tax returns in 2010 and 2009, respectively.

All Other Fees

The Company did not engage PricewaterhouseCoopers for any other services for the years ended December 31, 2010 and 2009.

Total Fees

The Company paid PricewaterhouseCoopers a total of $44.9 and $51.2 million in fees for the years ended December 31, 2010 and 2009, respectively.

Auditor Independence

During the last year, the Audit Committee met and held discussions with management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with Ford management and PricewaterhouseCoopers the audited financial statements and the assessment of the effectiveness of internal controls over financial reporting contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as well as by SEC regulations.

PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee discussed with PricewaterhouseCoopers such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

The Audit Committee also considered whether the provision of other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.

Annually, the Audit Committee pre-approves categories of services to be performed (rather than individual engagements) by PricewaterhouseCoopers. As part of this approval, an amount is established for each category of services (Audit, Audit-Related, and Tax Services). In the event the pre-approved amounts prove to be insufficient, a request for incremental funding will be submitted to the Audit Committee for approval during the next regularly scheduled meeting. In addition, all new engagements greater than $250,000 will be presented in advance to the Audit Committee for approval. A regular report is prepared for each regular Audit Committee meeting outlining actual fees and expenses paid or committed against approved fees.

Audit Committee

Stephen G. Butler (Chair)
Kimberly A. Casiano
James H. Hance, Jr.
Irvine O. Hockaday, Jr.
Gerald L. Shaheen

Corporate Governance

Ford has operated under sound corporate governance practices for many years. We believe it is important to disclose to you a summary of our major corporate governance practices. Some of these practices have been in place for many years. Others have been adopted in response to regulatory and legislative changes. We will continue to assess and refine our corporate governance practices and share them with you.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of eleven directors, all of whom are considered independent under the NYSE Listed Company rules and Ford’s Corporate Governance Principles. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter may be found on Ford’s website at www.ford.com.

Composition of Board of Directors/Nominees

The Nominating and Governance Committee recommends the nominees for all directorships. The Committee also reviews and makes recommendations to the Board on matters such as the size and composition of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. Between annual shareholder meetings, the Board may elect directors to vacant Board positions to serve until the next annual meeting.

The Board proposes to you a slate of nominees for election to the Board at the annual meeting. You may propose nominees (other than self-nominations) for consideration by the Committee by submitting the names, qualifications and other supporting information to: Secretary, Ford Motor Company, One American Road, Dearborn, MI 48126. Properly submitted recommendations must be received no later than December 2, 2011 to be considered by the Committee for inclusion in the following year’s nominations for election to the Board. Your properly submitted candidates are evaluated in the same manner as those candidates recommended by other sources. All candidates are considered in light of the needs of the Board with due consideration given to the qualifications described on p. 5 under Election of Directors.

Identification of Directors

The Charter of the Nominating and Governance Committee provides that the Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. It has the sole authority to retain and terminate any search firm to be used to assist it in identifying and evaluating candidates to serve as directors of the Company. The Company on behalf of the Committee has paid fees to third-party firms to assist the Committee in the identification and evaluation of potential Board members.

The Committee identifies candidates through a variety of means, including search firms, recommendations from members of the Committee and the Board, including the Executive Chairman and the President and CEO, and suggestions from Company management. Our newest director, James H. Hance, Jr., was first proposed to the Committee by an independent director and was selected from among several names submitted by directors following a review by a search firm. Mr. Hance was interviewed prior to his election by the Chair of the Committee, the Chairman, and the President and CEO, and certain other Board members. Upon recommendation of the Committee, Mr. Hance was elected to the Board of Directors on July 8, 2010.

Director Independence

A majority of the directors must be independent directors under the NYSE Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in Ford’s Corporate Governance Principles and may be found at the Company’s website, www.ford.com.

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•	No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•	No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•	No director can be independent if he or she is receiving, or in the last three years has received, more than $100,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•	The following commercial, charitable and educational relationships will not be considered to be material relationships that would impair a director’s independence:

(i)	if within the preceding three years a Ford director was an executive officer or employee of another company (or an immediate family member of the director was an executive officer of such company) that did business with Ford and either: (a) the annual sales to Ford were less than the greater of $1 million or two percent of the total annual revenues of such company, or (b) the annual purchases from Ford were less than the greater of $1 million or two percent of the total annual revenues of Ford, in each case for any of the three most recently completed fiscal years;

(ii)	if within the preceding three years a Ford director was an executive officer of another company which was indebted to Ford, or to which Ford was indebted, and either: (a) the total amount of such other company’s indebtedness to Ford was less than two percent of the total consolidated assets of Ford, or (b) the total amount of Ford’s indebtedness to such other company was less than two percent of the total consolidated assets of such other company, in each case for any of the three most recently completed fiscal years; and

(iii)	if within the preceding three years a Ford director served as an executive officer, director or trustee of a charitable or educational organization, and Ford’s discretionary contributions to the organization were less than the greater of $1 million or two percent of that organization’s total annual discretionary receipts for any of the three most recently completed fiscal years. (Any matching of charitable contributions will not be included in the amount of Ford’s contributions for this purpose.)

Based on these independence standards and all of the relevant facts and circumstances, the Board determined that none of the following directors had any material relationship with the Company and, thus, are independent: Stephen G. Butler, Kimberly A. Casiano, Anthony F. Earley, Jr., Richard A. Gephardt, James H. Hance, Jr., Irvine O. Hockaday, Jr., Richard A. Manoogian, Ellen R. Marram, Homer A. Neal, Gerald L. Shaheen, and John L. Thornton.

Disclosure of Relevant Facts and Circumstances

With respect to the independent directors listed above, the Board considered the following relevant facts and circumstances in making the independence determinations:

From time to time during the past three years, Ford purchased goods and services from, or financing arrangements were provided by, various companies with which certain directors were or are affiliated either as members of such companies’ boards of directors or, in the case of Ms. Casiano and Mr. Earley, as officers. In addition to Ms. Casiano and Mr. Earley, these directors included Mr. Gephardt, Mr. Hance, Mr. Hockaday, Mr. Manoogian, Ms. Marram, Dr. Neal, and Mr. Thornton. The Company also made donations to certain institutions with which certain directors are affiliated. These included Ms. Casiano, Mr. Earley, Mr. Gephardt, Mr. Manoogian, and Dr. Neal. Additionally, companies with which Mr. Manoogian and Mr. Earley are affiliated purchased products from Ford. None of the relationships described above were material under the independence standards contained in our Corporate Governance Principles.

In addition, Richard A. Manoogian is a member of the Board of Trustees of The Henry Ford, Mr. Earley is a member of the board of United Way for Southeastern Michigan, and both Messrs. Manoogian and Earley are members of the Board of Directors of Business Leaders for Michigan, formerly known as Detroit Renaissance. The Company and its affiliates contributed to The Henry Ford and the United Way for Southeastern Michigan amounts that exceeded the greater of $1 million or two percent of those entities’ total annual discretionary receipts during its three most recently completed fiscal years. It was further noted that in February 2008, Ford, with the approval of the Board, decided to invest up to $10 million over the next two to four years in the Business Leaders for Michigan’s Venture Capital Fund I. Other large companies in Southeastern Michigan have also made monetary commitments to the fund in order to support local venture capital firms in Southeast Michigan. Pursuant to the Company’s Corporate Governance Principles, the independent directors listed above (excluding Mr. Earley and Mr. Manoogian), considering all of the relevant facts and circumstances, determined that the Company’s contributions to The Henry Ford, the United Way for Southeastern Michigan, and Business Leaders for Michigan, and the presence of Mr. Earley and Mr. Manoogian on those Boards, did not constitute a material relationship between Ford and Messrs. Earley and Manoogian. Consequently, these independent directors determined Messrs. Earley and Manoogian to be independent. With respect to The Henry Ford, the directors gave due consideration to the composition of the Board of Trustees of The Henry Ford, which includes Edsel B. Ford II, William Clay Ford and William Clay Ford, Jr., and the Company’s history of support for The Henry Ford, which predated Mr. Manoogian’s service. Likewise, with respect to the United Way for Southeastern Michigan and Business Leaders for Michigan, the directors gave due consideration to the composition of the Board of Directors of Business Leaders for Michigan, which includes William Clay Ford, Jr., and James Vella, President of the Ford Fund, as well as those entities’ mission to promote the welfare and economic development of Michigan, and the Company’s history of contributions to those organizations and to the development of Michigan. In each case, the directors determined that the Company was not unduly influenced to make contributions to The Henry Ford, the United Way for Southeastern Michigan, or Business Leaders for Michigan because of Mr. Earley’s or Mr. Manoogian’s presence on those boards, nor was Mr. Earley or Mr. Manoogian unduly influenced by the contributions made by the Company to those organizations.

Corporate Governance Principles

The Nominating and Governance Committee developed and recommended to the Board a set of corporate governance principles, which the Board adopted. Ford’s Corporate Governance Principles may be found on its website at www.ford.com. These principles include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a director retirement age and a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation, continuing education and a requirement that the Board and each of its Committees perform an annual self-evaluation. Although Messrs. Hockaday and Manoogian have reached the normal retirement age of 72 years, the Board has waived the retirement age for them as permitted under our Corporate Governance Principles. Shareholders may obtain a printed copy of the Company’s Corporate Governance Principles by writing to our Shareholder Relations Department, Ford Motor Company, One American Road, Suite 1026, Dearborn, Michigan 48126-2798.

Leadership Structure

The Board of Directors has chosen to separate the roles of CEO and Chairman of the Board of Directors. Alan Mulally is our President and CEO and William Clay Ford, Jr., is Chairman of the Board of Directors as well as our Executive Chairman. We believe this structure is optimal for Ford because it allows Mr. Mulally to focus on the day-to-day operation of the business, in particular the implementation of our ONE Ford Plan, while allowing Mr. Ford to focus on leadership of the Board of Directors in addition to providing the Company with direction on Company-wide issues such as sustainability and stakeholder relationships. Furthermore, the Board has appointed Irvine O. Hockaday, Jr., as our Presiding Independent Director. We believe this to be an important governance practice given that the Chairman of the Board, Mr. Ford, is not an independent director under our Corporate Governance Principles. Mr. Hockaday chairs the executive sessions of our independent directors and works with Mr. Ford and Mr. Mulally to ensure management is adequately addressing the matters identified by the Board. This structure optimizes the roles of CEO, Chairman, and Presiding Independent Director and provides Ford with sound corporate governance practices in the management of its business.

Board’s Role in Risk Management

The Board of Directors of the Company has overall responsibility for the oversight of risk management at Ford. Day-to-day risk management is the responsibility of management, which has implemented Enterprise Risk Management processes to identify, manage and monitor risks that face the Company.

The oversight responsibility of the Board and its Committees is supported by Company management and the risk management processes that are currently in place. Ford has extensive and effective risk management processes, relating specifically to compliance, reporting, operating and strategic risks. Compliance risk encompasses matters such as legal and regulatory compliance (e.g., Foreign Corrupt Practices Act, environmental, OSHA/safety, etc.). Reporting risk covers Sarbanes-Oxley compliance, disclosure controls and procedures, and accounting compliance. Operating risk addresses the myriad of matters related to the operation of a complex company such as Ford (e.g., quality, supply chain, sales and service, financing and liquidity, product development and engineering, labor, etc.). Strategic risk encompasses somewhat broader and longer-term matters, including, but not limited to, technology development, sustainability, capital allocation, management development, retention and compensation, competitive developments and geopolitical developments.

We believe that key success factors in the risk management at Ford include strong Board and senior management commitment, effective top-down and bottom-up communication (including communication between management and the Board and Committees), and active cross-functional participation among the Business Groups and Functional Skill Teams. More specifically, our Chief Executive Officer, Alan Mulally, has institutionalized a Business Plan Review and Special Attention Review process where, on a weekly basis (and more often where circumstances dictate), the senior leadership of the Company from each of the Business Groups and the Functional Skill Teams, reviews the status of the business, the risks presented to the business, (once again in the areas of compliance, reporting, operating and strategic risks), and develops specific plans to address those risks.

As noted above, the full Board of Directors has overall responsibility for the oversight of risk management at Ford and oversees operating risk management, with reviews at each of its regular Board meetings. The Board of Directors has delegated responsibility for the oversight of specific areas of risk management to certain Committees of the Board, with each Board Committee reporting to the full Board following each Committee meeting. The Audit Committee assists the Board of Directors in overseeing compliance and reporting risk. The Board, the Sustainability Committee, the Compensation Committee, and the Finance Committee all play a role in overseeing strategic risk management.

Risk Assessment Regarding Compensation Policies and Practices

We conducted an assessment of our compensation policies and practices, including our executive compensation programs, to evaluate the potential risks associated with these policies and practices. We reviewed and discussed the findings of the assessment with the Compensation Committee and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our ONE Ford Plan and do not encourage excessive or unnecessary risk-taking behavior. As a result, we do not believe that risks relating to our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on the Company.

In conducting this review, we considered the following attributes of our programs:

•	Mix of base salary, annual bonus opportunities, and long-term equity compensation, with performance-based equity compensation opportunities for officers;

•	Alignment of annual and long-term incentives to ensure that the awards encourage consistent behaviors and achievable performance results;

•	Inclusion of non-financial metrics, such as quality and market share metrics, and other quantitative and qualitative performance factors in determining actual compensation payouts;

•	Capped payout levels for both annual bonuses and performance-based stock awards for Named Executives — the Committee has negative discretion over incentive program payouts;

•	Use of 10-year stock options and equity awards that vest over time;

•	Generally providing senior executives with long-term equity-based compensation on an annual basis. We believe that accumulating equity over a period of time encourages executives to take actions that promote the long-term sustainability of our business; and

•	Stock ownership guidelines that are reasonable and align the interests of the executive officers with those of our shareholders. This discourages executive officers from focusing on short-term results without regard for longer-term consequences.

Our Compensation Committee considered compensation risk implications during its deliberations on the design of our 2011 executive compensation programs with the goal of appropriately balancing short-term incentives and long-term performance. In addition to the above, the Committee formally adopted a policy of recoupment of compensation in certain circumstances. The purpose of this policy is to help ensure executives act in the best interests of the Company. The policy requires any Company officer to repay or return cash bonuses and/or equity awards in the event: (i) the Company issues a material restatement of its financial statements and where the restatement was caused by such officer’s intentional misconduct; (ii) such officer was found to be in violation of non-compete provisions of any plan or agreement; or (iii) such officer has committed ethical or criminal violations. The Committee will consider all relevant factors and exercise business judgment in determining any appropriate amounts to recoup up to 100% of any awards. The policy applied to awards for the 2010 Incentive Bonus Plan performance period and to equity awards beginning with grants made in 2011.

Policy and Procedure for Review and Approval of Related Party Transactions

Business transactions between Ford and its officers or directors, including companies in which a director or officer (or an immediate family member) has a substantial ownership interest or a company where such director or officer (or an immediate family member) serves as an executive officer (“related party transactions”), are not prohibited. In fact, certain related party transactions can be beneficial to the Company and its shareholders.

It is important, however, to ensure that any related party transactions are beneficial to the Company. Accordingly, any related party transaction, regardless of amount, is submitted to the Nominating and Governance Committee in advance for review and approval. All existing related party transactions are reviewed at least annually by the Nominating and Governance Committee. The Office of the General Counsel reviews all such related party transactions, existing or proposed, prior to submission to the Nominating and Governance Committee, and our General Counsel opines on the appropriateness of each related party transaction. The Nominating and Governance Committee may, at its discretion, consult with outside legal counsel.

Any director or officer with an interest in a related party transaction is expected to recuse himself or herself from any consideration of the matter.

The Nominating and Governance Committee’s approval of a related party transaction may encompass a series of subsequent transactions contemplated by the original approval, i.e., transactions contemplated by an ongoing business relationship occurring over a period of time. Examples include transactions in the normal course between the Company and a dealership owned by a director or an executive officer (or an immediate family member thereof), transactions in the normal course between the Company and financial institutions with which a director or officer may be associated, and the ongoing issuances of purchase orders or releases against a blanket purchase order made in the normal course by the Company to a business with which a director or officer may be associated. In such instances, any such approval shall require that the Company make all decisions with respect to such ongoing business relationship in accordance with existing policies and procedures applicable to non-related party transactions (e.g., Company purchasing policies governing awards of business to suppliers, etc.).

In all cases, a director or officer with an interest in a related party transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.

Committee Charters/Codes of Ethics

The Company has published on its website (www.ford.com) the charter of each of the Audit, Compensation, Finance, Nominating and Governance, and Sustainability Committees of the Board, as well as its Code of Conduct Handbook, which applies to all officers and employees, a code of ethics for directors, and a code of ethics for the Company’s chief executive officer as well as senior financial and accounting personnel. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by the Nominating and Governance Committee and any such waivers or amendments will be disclosed promptly by the Company by posting such waivers or amendments to its website. The Nominating and Governance Committee also reviews management’s monitoring of compliance with the Company’s Code of Conduct. Printed copies of each of the committee charters and the codes of ethics referred to above are also available by writing to our Shareholder Relations Department, Ford Motor Company, One American Road, Suite 1026, Dearborn, Michigan 48126-2798.

Executive Sessions of Non-Employee Directors

Non-employee directors ordinarily meet in executive session without management present at regularly scheduled Board meetings and may meet at other times at the discretion of the Presiding Independent Director or at the request of any non-employee director. Currently, Irvine O. Hockaday, Jr., is the Presiding Independent Director for the executive sessions of non-management directors. Additionally, all of the independent directors meet periodically (but not less than annually) without management or non-independent directors present.

Audit Committee

The Charter of the Audit Committee provides that a member of the Audit Committee generally may not serve on the audit committee of more than two other public companies. The Board has designated Stephen G. Butler as an Audit Committee financial expert. Mr. Butler meets the independence standards for audit committee members under the

NYSE Listed Company and SEC rules. The lead partner of the Company’s independent registered public accounting firm is rotated at least every five years.

Compensation Committee Operations

The Compensation Committee establishes and reviews our executive compensation philosophy and strategy and oversees our various executive compensation programs. The Committee is responsible for evaluating the performance of and determining the compensation for our Executive Chairman, the President and CEO, and other executive officers, and approving the compensation structure for senior management, including officers. The Committee is composed of four directors who are considered independent under the NYSE Listed Company rules and our Corporate Governance Principles. The Committee’s membership is determined by our Board of Directors. The Committee operates under a written charter adopted by our Board of Directors. The Committee annually reviews the charter. A copy of the charter may be found on our website at www.ford.com.

The Committee makes decisions regarding the compensation of our officers that are Vice Presidents and above, including the Named Executives. The Committee has delegated authority, within prescribed share limits, to a Long-Term Incentive Compensation Award Committee (comprised of William Clay Ford, Jr., Alan Mulally, and L. W. K. Booth) to approve grants of options, Performance Units, Restricted Stock Units and other stock-based awards, and to the Annual Incentive Compensation Award Committee to determine bonuses, for other employees.

The Board of Directors makes decisions relating to non-employee director compensation. Any proposed changes are reviewed in advance and recommended to the Board by the Nominating and Governance Committee.

The Compensation Committee considers recommendations from Mr. Ford, Mr. Mulally, and the Group Vice President — Human Resources and Corporate Services, in developing compensation plans and evaluating performance of other executive officers. The Committee’s consultant also provides advice and analysis on the structure and level of executive compensation. Final decisions on any major element of compensation, however, as well as total compensation for executive officers, are made by the Compensation Committee.

As in prior years, in 2010, the Committee engaged Semler Brossy Consulting Group, LLC, an independent compensation consulting firm, to advise the Committee on executive compensation and benefits matters. Semler Brossy is retained directly by the Committee and it has the sole authority to review and approve the budget of the independent consultant. Semler Brossy does not advise our management and receives no other compensation from us. The same Semler Brossy principal attended all eight of the Committee meetings in 2010. In addition, the Committee relied on survey data provided by the Towers Watson Executive Compensation Database. See “How We Determine Compensation — C. Competitive Survey” in the “Compensation Discussion and Analysis” on pp. 35-36. Towers Watson does not assist the Compensation Committee in determining or recommending compensation of executive officers. Towers Watson is retained by Ford management, not the Committee.

Committee meetings typically occur prior to the meetings of the full Board of Directors. Bonus target grants, bonus awards, stock option grants, Performance Unit grants, final stock awards, and Final Awards of Restricted Stock Units typically are decided at the February or March Committee meeting (see “Compensation Discussion and Analysis — Equity-Based Compensation — C. Timing of Awards” on pp. 45-46). Officer salaries are reviewed in March each year.

See the “Compensation Discussion and Analysis” on pp. 32-49 for more detail on the factors considered by the Committee in making executive compensation decisions.

The Committee reviews our talent and executive development program with senior management. These reviews are conducted periodically and focus on executive development and succession planning throughout the organization, at the Vice President level and above.

Our policy, approved by the Compensation Committee, to limit outside board participation by our officers, is shown below:

•	No more than 15% of the officers should be on for-profit boards at any given point in time.

•	No officer should be a member of more than one for-profit board.

Board Committees

Only independent directors serve on the Audit, Compensation, and Nominating and Governance Committees, in accordance with the independence standards of the NYSE Listed Company rules and the Company’s Corporate Governance Principles. The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at the Company’s expense.

Communications with the Board/Annual Meeting Attendance

The Board has established a process by which you may send communications to the Board. You may send communications to our Directors, including any concerns regarding Ford’s accounting, internal controls, auditing, or other matters, to the following address: Board of Directors, Ford Motor Company, P.O. Box 685, Dearborn, MI 48126-0685 U.S.A. You may submit your concern anonymously or confidentially. You may also indicate whether you are a shareholder, customer, supplier, or other interested party. Communications relating to the Company’s accounting, internal controls, or auditing matters will be relayed to the Audit Committee. A summary of the other communications will be relayed to the Nominating and Governance Committee. Communications will be referred to other areas of the Company for handling as appropriate under the facts and circumstances outlined in the communications. Ford will acknowledge receipt of all communications sent to the address above that disclose a return address. You may also find a description of the manner in which you can send communications to the Board on the Company’s website (www.ford.com).

All members of the Board are expected to attend the annual meeting, unless unusual circumstances would prevent such attendance. Last year, eleven of the thirteen nominated directors attended the annual meeting.

Management Stock Ownership

Pursuant to SEC filings, the Company was notified that as of December 31, 2010, the entities included in the table below had more than a 5% ownership interest of Ford common stock, or owned securities convertible into more than 5% ownership of Ford common stock, or owned a combination of Ford common stock and securities convertible into Ford common stock that could result in more than 5% ownership of Ford common stock.

			Percent of
			Outstanding
		Ford	Ford
Name of Beneficial Owner	Address of Beneficial Owner	Common Stock	Common Stock
Black Rock, Inc. and certain of its affiliates	40 East 52nd Street New York, New York 10022	195,190,045	5.28%

State Street Corporation and certain of its affiliates*	State Street Financial Center One Lincoln Street Boston, MA 02111	398,090,370	11.1%

Evercore Trust Company, N.A.	55 East 52nd Street, 36th Floor New York, NY 10055	271,017,955	7.97%

*	State Street Bank and Trust Company is the trustee for Ford common stock in the Ford defined contribution plans master trust, which beneficially owns 7.6% of the common stock of Ford. In this capacity, State Street Bank and Trust Company has voting power over the shares in certain circumstances.

The following table shows how much Ford stock each director, nominee, and Named Executive beneficially owned as of February 1, 2011. No director, nominee or executive officer, including Named Executives, beneficially owned more than 0.47% of Ford’s total outstanding common stock nor did any such person beneficially own more than 0.01% of Ford common stock units as of February 1, 2011. These persons held options exercisable on or within 60 days after February 1, 2011 to buy, and/or beneficially owned as of February 1, 2011, Trust Preferred Securities convertible into, 34,258,838 shares of Ford common stock.

				Percent of
		Ford		Outstanding
	Ford	Common	Ford	Ford
	Common	Stock	Class B	Class B
Name	Stock(1)(2)	Units(3)	Stock	Stock
L. W. K. Booth	2,675,328	43,006	0	0

Stephen G. Butler*	6,000	74,642	0	0

Kimberly A. Casiano*	6,927	74,976	0	0

Anthony F. Earley, Jr.*	11,000	15,558	0	0

Mark Fields	3,241,121	2,731	0	0

John Fleming	1,318,398	1,029	0	0

Edsel B. Ford II*	3,766,731	85,098	4,842,391	6.83

William Clay Ford, Jr.*	14,730,275	2,568	4,859,007	6.86

Richard A. Gephardt*	0	15,558	0	0

James H. Hance, Jr.*	50,000	4,226	0	0

Irvine O. Hockaday, Jr.*	21,877	145,340	0	0

Richard A. Manoogian*	159,994	83,280	0	0

Ellen R. Marram*	20,296	141,812	0	0

Alan Mulally*	17,517,342	0	0	0

Homer A. Neal*	10,588	86,430	0	0

Gerald L. Shaheen*	0	50,430	0	0

John L. Thornton*	33,820	168,338	0	0

All Directors and Executive Officers as a group (including Named Executives) (31 persons) beneficially owned 1.54% of Ford common stock or securities convertible into Ford common stock as of February 1, 2011	57,082,536	1,009,812	9,701,398	13.69%

*	Indicates Directors

Notes

(1)For executive officers, included in the amounts for “All Directors and Executive Officers as a group” are Restricted Stock Units issued under the 1998 Plan and the 2008 Plan as long-term incentive grants in 2010 and prior years for retention and other incentive purposes.

Also, amounts shown include restricted shares of common stock issued under the 2008 Plan as follows: 22,344 restricted shares for Edsel B. Ford II as payment for his services pursuant to a consulting agreement with the Company (see pp. 28-30). In addition, amounts shown include Restricted Stock Units issued under the 1998 Plan and the 2008 Plan as follows: 4,958,708 units for Mr. Mulally; 651,786 units for L. W. K. Booth; 1,786,074 units for William Clay Ford, Jr.; 760,637 units for Mr. Fields; and 725,468 units for Mr. Fleming.

(2)Included in the stock ownership shown in the table above: Edsel B. Ford II has disclaimed beneficial ownership of 61,401 shares of common stock and 32,508 shares of Class B Stock that are either held directly by his immediate family, by charitable funds which he controls or by members of his immediate family in custodial or conservatorship accounts for the benefit of other members of his immediate family. William Clay Ford, Jr., has disclaimed beneficial ownership of 24,822 shares of common stock and 115,986 shares of Class B Stock that are either held directly by members of his immediate family or by members of his immediate family in custodial accounts for the benefit of other members of his immediate family. Present directors and executive officers as a group have disclaimed beneficial ownership of a total of 86,223 shares of common stock and 148,494 shares of Class B Stock.

Also, on February 1, 2011 (or within 60 days after that date), the Named Executives and directors listed below have rights to acquire shares of common stock through the exercise of stock options under Ford’s stock option plans and/or through conversion of Trust Preferred Securities, as follows:

Person	Number of Shares

L. W. K. Booth	1,753,141
Mark Fields	2,233,086
John Fleming	469,889
William Clay Ford, Jr.	9,968,317
Richard A. Manoogian	56,498
Alan Mulally	12,135,218

The amounts of common stock shown above for Mr. Manoogian are a result of his ownership of Trust Preferred Securities, which were convertible into Ford common stock until March 15, 2011, at which time the Trust Preferred Securities, including those deemed owned by Mr. Manoogian, were redeemed for cash. In Mr. Manoogian’s case, he was deemed to be the beneficial owner of Trust Preferred Securities as a result of his being a trustee of a charitable foundation that owned the Trust Preferred Securities. Additionally, Mr. Manoogian pledged as security 100,000 shares of common stock held in a trust of which he is a trustee. William Clay Ford, Jr., has pledged 469,097 shares of common stock.

(3)In general, these are common stock units credited under a deferred compensation plan and payable in cash.

As of February 1, 2011, the persons included in the table below beneficially owned more than 5% of the outstanding Class B Stock.

			Percent of
			Outstanding Ford
Name	Address	Ford Class B Stock	Class B Stock
Lynn F. Alandt	Ford Estates, 2000 Brush, Detroit, MI 48226	7,435,679	10.49

Benson Ford, Jr.	Ford Estates, 2000 Brush, Detroit, MI 48226	4,197,354	5.92

Eleanor F. Sullivan	Ford Estates, 2000 Brush, Detroit, MI 48226	3,638,173	5.13

Josephine F. Ingle	Ford Estates, 2000 Brush, Detroit, MI 48226	4,395,686	6.20

Alfred B. Ford	Ford Estates, 2000 Brush, Detroit, MI 48226	3,631,193	5.13

William Clay Ford	Ford Estates, 2000 Brush, Detroit, MI 48226	6,732,025	9.50

David M. Hempstead, as Trustee of various trusts*	Ford Estates, 2000 Brush, Detroit, MI 48226	7,258,872	10.25

Voting Trust**	Ford Estates, 2000 Brush, Detroit, MI 48226	52,730,799	74.42

*	Mr. Hempstead disclaims beneficial ownership of these shares.

**	These Class B Stock shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, William Clay Ford, Jr., Benson Ford, Jr., and Alfred B. Ford are the trustees. The trust is of perpetual duration until terminated by the vote of shares representing over 50% of the participants and requires the trustees to vote the shares as directed by a plurality of the shares in the trust.

Section 16(a)
Beneficial Ownership Reporting Compliance

Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and executive officers were complied with for 2010 and prior years, except that, due to oversight by the Company, there were 31 late reports disclosing 32 transactions with respect to a Trust, consisting primarily of 29 purchases of common shares pursuant to a dividend reinvestment policy, of which Edsel B. Ford II is the Trustee but not a beneficiary.

Director Compensation(1)

(a)	(b)	(c)	(d)	(e)
	Fees Earned or		All Other
	Paid in Cash(1)	Stock Awards(2)	Compensation(3)	Total
Name	($)	($)	($)	($)
Stephen G. Butler	205,000	0	32,510	237,510

Kimberly A. Casiano	200,000	0	28,254	228,254

Anthony F. Earley, Jr.	200,000	0	13,810	213,810

Edsel B. Ford II	200,000	249,998	263,967	713,965

Richard A. Gephardt	200,000	0	18,129	218,129

James H. Hance, Jr.	100,000	0	6,435	106,435

Irvine O. Hockaday, Jr.	210,000	0	25,578	235,578

Richard A. Manoogian	205,000	0	33,683	238,683

Ellen R. Marram	205,000	0	30,269	235,269

Homer A. Neal	205,000	0	38,373	243,373

Gerald L. Shaheen	200,000	0	26,997	226,997

John L. Thornton	200,000	0	49,381	249,381

(1)Standard Compensation Arrangements

Fees.  On July 13, 2006, the Board of Directors voluntarily reduced Board fees payable to non-employee directors by half resulting in the following fee structure:

Annual Board membership fee	$100,000
Annual Committee chair fee	$2,500
Annual Presiding Director fee	$5,000

For 2009, the Board voluntarily agreed to forgo the cash portion of the annual fees. Consequently, $60,000 (60% of the Annual Board membership fee) was credited to the directors’ accounts under the Deferred Compensation Plan for Non-Employee Directors (see below). Directors did not receive any other cash payments relative to board fees during 2009.

We disclosed in our 2010 Proxy Statement that in light of our significant progress during 2009, our positive financial projections for 2010 and, following an analysis of director compensation being paid by peer group companies, including the payment of director compensation at General Motors following its bankruptcy, the Board of Directors determined that it was appropriate that compensation paid to non-employee directors of the Company return to

2006 levels. Accordingly, effective as of January 1, 2010, the Board of Directors agreed that the following compensation will be paid to non-employee directors of the Company:

Annual Board membership fee	$200,000
Annual Committee chair fee	$5,000
Annual Presiding Director fee	$10,000

The Board of Directors also considered that restoring compensation to prior levels would help the Company attract new directors in an environment where it is increasingly difficult to attract qualified directors.

Deferred Compensation Plan.  Under this plan, 60% of a director’s annual Board membership fee must be deferred in common stock units. Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units (if dividends are paid on common stock). These units are credited to the directors’ accounts on the date common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semi-annually to the directors’ accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are paid, at the director’s option, either in a lump sum or in annual installments over a period of up to ten years. In light of the requirement that 60% of annual director fees are deferred into common stock units, and that directors do not realize the cash value of such units until after they leave the Board, there is no minimum share ownership requirement for members of the Board.

Insurance.  Ford provides non-employee directors with $200,000 of life insurance. Effective December 31, 2008, the Board amended this plan so that life insurance coverage ends for all currently retired directors and directors who retire in the future, except for those currently retired directors who had previously elected a reduction in life insurance and the $15,000 annuity discussed below, in which case only the annuity would continue. A director who retired from the Board after age 70 or, after age 55 with Board approval, and who had served for at least five years, may have elected to have the life insurance reduced to $100,000 and receive $15,000 a year for life. Edsel B. Ford II does not participate in this plan because, as a former employee, he is entitled to $25,000 of Company-provided life insurance. The life insurance premiums paid by the Company for each director are reflected in the All Other Compensation in 2010 table below.

Evaluation Vehicle Program.  We provide non-employee directors with the use of up to two Company vehicles free of charge. Directors are expected to provide evaluations of the vehicles to the Company.

(2)The amount shown for Edsel B. Ford II reflects the FASB ASC Topic 718 grant date fair value resulting from grants of restricted shares of common stock awarded under the 2008 Plan pursuant to a January 1999 consulting agreement between the Company and Mr. Ford. Under the agreement, the consulting fee is $125,000 per calendar quarter, payable in restricted shares of common stock. The assumptions used for the 2010 calculations can be found at footnote 21 to our audited financial statements in Ford’s Annual Report on Form 10-K for the year ended December 31, 2010. The restrictions on the shares lapse one year from the date of grant and are subject to the conditions of the 2008 Plan. Beginning in the third quarter 2010, Mr. Ford began receiving the consulting fee in cash. Mr. Ford is available for consultation, representation, and other duties under the agreement. Additionally, the Company provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days’ notice.

(3)The following table summarizes the amounts shown in column (d).

All Other Compensation in 2010

		Perquisites/		Life
		Evaluation	Tax	Insurance
	Fees(i)	Vehicles(ii)	Reimbursement	Premiums	Total
Name	($)	($)	($)	($)	($)
Stephen G. Butler		15,428	16,871	211	32,510
Kimberly A. Casiano		13,809	14,234	211	28,254
Anthony F. Earley, Jr.		7,640	6,012	158	13,810
Edsel B. Ford II	250,000	13,740	0	227	263,967
Richard A. Gephardt		9,901	8,070	158	18,129
James H. Hance, Jr.		3,671	2,658	106	6,435
Irvine O. Hockaday, Jr.		13,127	12,240	211	25,578
Richard A. Manoogian		18,651	14,821	211	33,683
Ellen R. Marram		17,540	12,518	211	30,269
Homer A. Neal	12,000	14,451	11,711	211	38,373
Gerald L. Shaheen		12,595	14,191	211	26,997
John L. Thornton		28,293	20,877	211	49,381

(i)As noted above, Edsel B. Ford II began receiving his consultancy fee in cash effective with the third quarter 2010. The amount shown for Dr. Neal reflects fees paid as a member of the board of managers of Ford Global Technologies, LLC, a wholly-owned entity that manages the Company’s intellectual property. As a non-employee director of such board, Dr. Neal receives the customary fees paid to non-employee directors. Currently, the fees are: Annual Fee: $10,000, Attendance Fee: $1,000 per meeting. Dr. Neal attended both meetings of the board of managers of Ford Global Technologies, LLC, during 2010.

(ii)All amounts shown in this column reflect the cost of evaluation vehicles provided to Directors (see footnote (1) above) and the actual cost incurred for holiday gifts. We calculate the aggregate incremental costs of providing the evaluation vehicles by estimating the lease fee of a comparable vehicle under our Management Lease Program. The lease fee under that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance. For Mr. Thornton, the cost of evaluation vehicles was $27,320.

Certain Relationships and Related Transactions

Since January 1993, Ford has had a consulting agreement with William Clay Ford. Under this agreement, Mr. Ford is available for consultation, representation, and other duties. For these services, Ford pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days’ notice.

In February 2002, Ford entered into a Stadium Naming and License Agreement with The Detroit Lions, Inc., pursuant to which we acquired for $50 million, paid by us in 2002, the naming rights to a new domed stadium located in downtown Detroit at which the Lions began playing their home games during the 2002 National Football League season. We named the stadium “Ford Field.” The term of the naming rights agreement is 25 years, which commenced with the 2002 National Football League season. Benefits to Ford under the naming rights agreement include exclusive exterior entrance signage and predominant interior promotional signage. In June 2005, the naming rights agreement was amended to provide for expanded Ford exposure on and around the exterior of the stadium, including the rooftop, in exchange for approximately $6.65 million to be paid in varying installments over the next ten years, of which $564,933 was paid during 2010. Beginning in 2005, the Company also agreed to provide to the Lions, at no cost, eight new model year Ford, Lincoln or Mercury brand vehicles manufactured by Ford in North America for use by the management and staff of Ford Field and the Lions and to replace such vehicles in each second successive year, for the remainder of the naming rights agreement. No cost was incurred during 2010 since this expense was incurred in 2009 for providing the vehicles for the 2009-2011 period. William Clay Ford is the majority owner of the Lions. In addition, William Clay Ford, Jr., is one of five minority owners and is a director and officer of the Lions.

Paul Alandt, Lynn F. Alandt’s husband, owns a Ford-franchised dealership and a Lincoln-Mercury-franchised dealership. In 2010, the dealerships paid Ford about $105.1 million for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $20.0 million for services in the ordinary course of business. Also in 2010, Ford Motor Credit Company LLC, a wholly-owned entity of Ford, provided about $148.5 million of financing to the dealerships and paid $653,574 to them in the ordinary course of business. The dealerships paid Ford Credit about $144.5 million in the ordinary course of business. Additionally, in 2010 Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealerships in amounts of about $18.3 million and $48.4 million, respectively.

Mr. Alandt also owns a Volvo franchised dealership. Volvo Cars was a wholly-owned entity of Ford during 2010 prior to completion of the sale of Volvo in the third quarter of 2010. During the period in 2010 while Volvo was still a wholly-owned entity of Ford, the dealership paid Volvo Cars about $3.4 million for products and services in the ordinary course of business. In turn, Volvo Cars paid the dealership about $770,000 for services in the ordinary course of business. Also in 2010, Ford Credit provided about $12.4 million of financing to the dealership. The dealership paid Ford Credit about $11.2 million in the ordinary course of business.

In March 2001, Marketing Associates, LLC, an entity in which Edsel B. Ford II has a majority interest, acquired all of the assets of the Marketing Associates Division of Lason Systems, Inc. Before the acquisition, the Marketing Associates Division of Lason Systems, Inc. provided various marketing and related services to the Company and this continued following the acquisition. In 2010, the Company paid Marketing Associates, LLC approximately $23.6 million for marketing and related services provided in the ordinary course of business.

Pursuant to SEC filings, the Company was notified that as of December 31, 2010, State Street Corporation, and its affiliate State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, MA 02111, owned 11.1% of our common stock. During 2010, the Company paid State Street Corporation and its affiliates approximately $6.2 million in the ordinary course of business.

Pursuant to SEC filings, the Company was notified that as of December 31, 2010, Black Rock, Inc., 40 East 52nd Street, New York, New York 10022, through certain of its affiliates, owned 5.28% of our common stock. During 2010, the Company paid Black Rock approximately $27.3 million in the ordinary course of business.

Pursuant to SEC filings, the Company was notified that as of December 31, 2010, Evercore Trust Company, N.A., 55 East 52nd Street, 36th Floor, New York, NY 10055, owned approximately 7.97% of the Company’s common stock. During 2010, the Company paid Evercore Trust Company, N.A. approximately $1.6 million in the ordinary course of business.

Compensation Discussion and Analysis (CD&A)
Executive Summary

In our 2010 CD&A, we shared with you the steps we took during 2009 to cut costs and conserve cash in our compensation programs. These included:

•	Thirty-percent reduction in the salaries of Mr. Ford and Mr. Mulally for 2009 and 2010.

•	No annual salary merit increases for salaried employees, including the Named Executives, for 2009.

•	No payout in 2009 and 2010 under the Incentive Bonus Plan for 2008 or 2009 performance, even though payouts had been earned under the Plan.

•	Suspension of Company matching contributions for employees who contribute to our 401(k) savings plans for 2009.

•	Elimination of the cash portion of Board of Director annual fees in 2009, which fees had already been reduced by 50% since July 2006.

Additionally, we emphasized equity-based compensation in order to accelerate our transformation to a growth company, to incentivize stock price appreciation, and to further align our executives’ interests with yours. By the end of 2009, our financial results began to reflect the benefits of our ONE Ford Plan, with a full-year net income of $2.7 billion and reduction of our Automotive operating-related cash burn by $18.8 billion from 2008 to 2009. As a result of this progress, we disclosed in the 2010 CD&A that we would pay salary merit increases in 2010, institute Company matching of 401(k) plan employee contributions, and continue to emphasize equity-based compensation to further align our executives’ interests with yours.

In 2010, we accelerated performance of our ONE Ford Plan and reported:

•	$6.6 billion in net income, our highest reported net income in more than ten years;

•	positive Automotive operating-related cash flow of $4.4 billion (which is a metric that we emphasized in our 2010 incentive plans);

•	reduction of our debt by $14.5 billion; from $33.6 billion at year-end 2009 to $19.1 billion at year-end 2010 and we became net cash positive at year-end;

•	continued improvement in quality, which is now considered among best-in-class by independent third-parties, including J.D. Power & Associates; and

•	for the first time since 1993, increased market share in the United States for the second consecutive year.

It is important to note that each of the above accomplishments is directly related to the metrics used in our incentive compensation plans. Likewise, each supports the elements of our ONE Ford Plan, which are:

1. Aggressively restructure our business to operate profitably at current demand and changing model mix.

2. Accelerate the development of new products our customers want and value.

3. Finance our plan and improve our balance sheet.

4. Work together effectively as one team.

Investors also recognized our accomplishments and progress, with our common stock price appreciating 67.9% in 2010, which ranks in the 96th percentile of S&P 500 companies. Because of our superior operational performance against plan metrics during 2010 (see below), the Compensation Committee approved payouts under our Incentive Bonus Plan and Final Awards for 2010 Performance Units grants. This is the first payout under the Incentive Bonus Plan in three years, even though performance-to-metrics would have generated payouts for both 2008 and 2009. We believe the performance metrics used in our incentive plans properly focused management’s behavior to accomplish key objectives and, in accomplishing these objectives, we made significant progress on our ONE Ford goal of an exciting, viable Ford delivering profitable growth for all. Approval of payouts for 2010 performance under both the Incentive Bonus Plan and the 2010 Performance Units grants reinforces our performance oriented culture.

While we acknowledge our exceptional performance in 2009 and 2010, we also recognize that the economic recovery is fragile and that we must continue to conserve cash while maintaining a compensation program that is competitive. Consequently, we decided not to award annual salary merit increases for salaried employees in North America in 2011, including the Named Executives, because survey results show that our base salary levels are competitive. Additionally, the Compensation Committee eliminated tax gross-ups for executive perquisites beginning in 2011 (see “Compensation Programs for 2011” on p. 46). We believe these actions are consistent with our Guiding Principles discussed below. Furthermore, not awarding salary merit increases in 2011 reinforces our goal of competitive positioning of our compensation programs.

Named Executive Officers

The Named Executives are:

•	Alan Mulally — President and Chief Executive Officer

•	L. W. K. Booth — Executive Vice President and Chief Financial Officer

•	William Clay Ford, Jr. — Executive Chairman

•	Mark Fields — Executive Vice President and President — The Americas

•	John Fleming — Executive Vice President — Global Manufacturing & Labor Affairs

How We Determine Compensation

The following discussion of our compensation philosophy, strategy, and guiding principles provides you with the framework within which compensation programs are developed at Ford. Additionally, the discussion of the Company’s compensation objectives and business strategy identifies for you those areas that are important in executing our ONE Ford Plan.

A.	Compensation Philosophy, Strategy, and Guiding Principles

Our Compensation Committee adopted the following Philosophy Statement with respect to all salaried employees:

“Compensation and benefits programs are an important part of the Company’s employment relationship, which also includes challenging and rewarding work, growth and career development opportunities, and being part of a leading company with a diverse workforce and great products. Ford is a global company with consistent compensation and benefits practices that are affordable to the business.

Pay for performance is fundamental to our compensation philosophy. We reward individuals for performance and contributions to business success. Our compensation and benefits package in total will be competitive with leading companies in each country.”

In addition, the Committee has approved the following Strategy Statement:

“Compensation will be used to attract, retain, and motivate employees and to reward the achievement of business results through the delivery of competitive pay and incentive programs. Benefits provide employees with income security and protection from catastrophic loss. The Company will develop benefit programs that meet these objectives while minimizing its long-term liabilities.”

The following Guiding Principles ensure our Philosophy and Strategy statements are applied consistently across the business for our salaried employees. They work together — no one principle is more important than any other and business judgment is used to balance them in changing business conditions.

Principle	Overall Objective
Performance Orientation	Compensation programs should support and reinforce a pay-for-performance culture. They should motivate and reward employees for achieving desired business results. Benefit programs should provide income security and support/protect for catastrophic loss.

Competitive Positioning	Competitive compensation and benefit programs are critical to attracting, motivating and retaining a high performing workforce. We target the average competitive level of automotive and other leading companies within the national market, including large automotive, leading multinational and other selected companies, as appropriate. Competitiveness will be measured based on program value to employees relative to the comparator group. When business conditions are such that our incentive programs do not provide competitive compensation on a longer-term basis, we will utilize short- and long-term retention programs to ensure the Company retains key employees who enable the Company to respond successfully to financial and operational challenges.

Affordability	Compensation and benefits must be affordable to the Company over the medium- to long-term. To the extent possible, compensation and benefit programs will not fluctuate significantly based on short-term business conditions.

Desired Behaviors	Compensation and benefit programs should support the Company’s business performance objectives and promote desired behaviors.

Flexibility	Compensation, benefit, and other related programs should take into account workforce diversity and provide meaningful individual choice where appropriate.

Consistency and Stability	It is a Company objective to provide consistent and stable programs globally (subject to legal, competitive and cultural constraints), particularly for higher level positions. Compensation and benefit programs should have a high degree of consistency within countries (i.e., among various pay levels and employee groups) and should not fluctuate significantly year-over-year. Programs may vary when competitively driven.

Delivery Efficiency	Compensation, benefit, and other related programs should be understandable and easy to administer while leveraging economies of scale and technology. They should be implemented in a consistent, equitable, and efficient manner. Programs will be delivered in a manner that is tax-effective to the Company and employees as far as practicable.

Delivery Effectiveness	Clearly defined metrics should be developed for compensation, benefit, and other related programs that are aligned with corporate business performance metrics. Metrics are designed and utilized to measure and continually improve business results.

The Philosophy and Strategy statements and Guiding Principles are reviewed by the Committee on a regular basis. There were no material changes to the Philosophy and Strategy statements and Guiding Principles in 2010.

In keeping with the above, our total direct compensation for Named Executives consisting of base salary, annual cash incentive, and long-term equity, is heavily weighted towards performance. Base salary represents less than 20% of each Named Executive’s target opportunity, and a majority is contingent on meeting incentive plan metrics.

B.	ONE Ford

As noted above, one of the primary objectives of our compensation program is to drive executive behavior to accomplish key strategic goals. Our President and Chief Executive Officer, Alan Mulally, further developed the

Company’s strategic priorities under the strategy of ONE Ford. ONE Ford provides a single definition of not only what we need to accomplish but how we need to deliver those accomplishments to achieve success globally. ONE Ford aligns our efforts toward a common definition of success, which includes One Team executing One Plan to deliver One Goal — an exciting, viable Ford delivering profitable growth for all.

Given these priorities, the Committee decided to emphasize global and business unit profitability, total Automotive operating-related cash flow, and cost performance metrics in our incentive plans for 2010. Additionally, the Committee emphasized quality and market share metrics in our incentive programs. As noted in the “Executive Summary” on p. 32, these metrics support the pillars of the ONE Ford Plan.

As discussed in greater detail below, performance in these critical areas drove the compensation decisions related to our Incentive Bonus Plan and Performance Units for Named Executives for 2010. For more detail on these metrics and how they were used in our incentive programs, refer to “Annual Compensation — B. Incentive Bonuses” on pp. 39-42 and “Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants” on pp. 43-45. This compensation structure is consistent with our compensation Philosophy, Strategy, and Guiding Principles of performance orientation, flexibility, competitive positioning, affordability, and reinforcing desired behaviors.

C.	Competitive Survey

In December 2010, the Committee reviewed a report on Ford’s compensation programs for executives. The Company utilized the Towers Watson Executive Compensation Database as the data source for the Company’s analysis of executive compensation. The survey group compensation data was collected during the second quarter of 2010 and, therefore, reflected any bonuses paid in early 2010 for 2009 performance, as well as equity grants for 2010. The report discussed how our executive compensation program compared with those of peer companies on base salary, bonus, long-term incentives, and total direct compensation.

In consultation with the Committee’s independent consultant, the following criteria were established in 2009 and used in the selection of the recommended peer group companies:

•	Member of the Fortune 100.

•	Similar primary business to Ford and/or similar business model (e.g., engineering, manufacturing, sales, financial services, job matches).

•	Particular line of business will comprise no more than 20% of the total peer group.

•	Must participate in the Towers Watson survey process.

The above criteria ensure that the chosen executive compensation peer group will be representative of Ford’s market for talent. Changes to the comparator group are typically minimized in order to support data stability and reliability.

The compensation of executives of General Motors and Chrysler has been regulated due to those companies’ participation in TARP. We continue to believe, however, it is appropriate to include them in our comparator survey group because they are our closest domestic competitors. Our non-U.S. based competitors, such as Nissan, Toyota, and Honda, do not participate in the Towers Watson survey process. In addition to General Motors and Chrysler, our peer group also included 21 leading companies in other industries:

3M	ConocoPhillips	General Electric	Lockheed Martin
Alcoa	Dow Chemical	Hewlett-Packard	PepsiCo
Boeing	DuPont	Honeywell	Pfizer
Caterpillar	ExxonMobil	IBM	Procter & Gamble*
Chevron	General Dynamics	Johnson & Johnson	United Technologies Valero

*Procter & Gamble is typically included in our survey group; however, it did not participate in the Towers Watson survey this year.

While the Committee uses the survey as a reference point, it is not, and was not in 2010, the sole determining factor in executive compensation decisions. The survey group data is used primarily to ensure that our executive compensation program as a whole is competitive when the Company achieves targeted performance levels. We generally seek to provide total compensation opportunities, which include salary, annual bonus and long-term incentives, at or around the survey group’s median total compensation. We do not establish rigid targets for total compensation, or any individual element of compensation, relative to the survey group. Rather, consistent with our compensation Guiding Principles discussed above, we incorporate flexibility into our compensation programs and in the executive assessment process to respond to, and adjust for, changes in the business/economic environment and individual accomplishments, performance and circumstances.

Although we discuss how the total direct compensation of our Named Executives compares to that of the survey group, Messrs. Ford and Fleming did not have comparable positions within the survey group and, consequently, their compensation was excluded from our analysis. The 2010 survey results indicated that the actual total direct compensation for our other Named Executives as a group was below the median, except for Mr. Mulally whose compensation was above the median. In general, 2010 actual cash compensation for the Named Executives was below the median of the survey group, and equity-based compensation was significantly below the median on average, except for Mr. Mulally, whose equity-based compensation was significantly above the median (see “Equity-Based Compensation” on pp. 43-46 for a discussion of how equity compensation affected the compensation of the Named Executives).

An analysis of how each element of compensation listed below compared to the survey data for 2010, as well as how the factors described above, including the competitive survey data review, affected Named Executive compensation decisions during 2010, is included in the discussion of each element.

D.	Internal Pay Equity and Equity-Value Accumulation Analyses

Each year, the Committee reviews the amount of all components of compensation, both recent historical and prospective, of our executive officers, including the Named Executives. This review includes data on salary, annual bonuses, and equity-based awards, as well as qualitative data on perquisites, and is prepared by the Company’s Human Resources department. The Committee also takes into account relative pay considerations within the officer group and data covering individual performance. The Committee uses this analysis to assist it in ensuring internal equity among the executive officer group. The Committee did not take any actions related to the Named Executives in 2010 as a result of this analysis.

The Committee also considers analyses of the potential value of outstanding equity grants and uses this information as one data-point in evaluating equity compensation grants. For instance, the Committee reviewed the value of equity-based awards at certain price levels of Ford stock. The analysis included the following:

•	“in-the-money” stock options;

•	unvested Restricted Stock Units;

•	2010 Performance Unit grant; and

•	2009 Incentive Grants for Messrs. Mulally and Ford.

The Committee uses this analysis to evaluate the accumulated wealth in equity of the Named Executives in light of the Company’s change in market value. In light of our performance in 2009 and 2010, the Committee believes our equity-based incentive programs are appropriate to attract, motivate and retain executives, as well as incentivize executives to accomplish our ONE Ford objectives.

E.	Management Recommendations

The Committee considers recommendations from William Clay Ford, Jr., Mr. Mulally, and the Group Vice President — Human Resources and Corporate Services, in developing compensation plans and evaluating performance of other executive officers. The Committee’s consultant also provides advice and analyses on the structure and level of executive compensation (see Compensation Committee Operations on pp. 24-25). As noted in “How We Determine Compensation — B. ONE Ford” above, Mr. Mulally established the ONE Ford corporate priorities. Our senior leadership team developed the 2010 business plan metrics and targets to support our ONE Ford priorities. Our Human Resources and Finance departments developed the incentive plan performance weightings and metrics in support of the business plan and ONE Ford. Final decisions on the design of our incentive plans and any major element of compensation, however, as well as total compensation for each executive officer, were made by the Compensation Committee.

Elements of Compensation

The table below lists the on-going elements of our total compensation program and why we provide these elements:

Elements of Compensation	Why We Provide
• Salaries	• attract, retain and motivate executives to achieve key business priorities and objectives

• provide income certainty

• Incentive Bonuses	• attract, retain and motivate executives to achieve key business priorities and objectives
• hold executives accountable for performance against near-term business objectives

• Annual Performance Unit and Stock	• attract, retain and motivate executives to achieve key business priorities
Option Grants	and objectives
• encourage executive stock ownership

• hold executives accountable for performance against targets

• focus executive behavior on Ford’s long-term success

• align executive interests with shareholder interests

• Perquisites and Other Benefits	• attract, retain and motivate executives

• enhance executive productivity

• support development of our products (evaluation vehicles)

• Retirement Plans	• provide income security for retirement

• retain executives

Each compensation element is supported by the Philosophy, Strategy and Guiding Principles discussed in the “How We Determine Compensation” on pp. 33-34.

To achieve our objectives and to support our business strategy, compensation paid to our executives is structured to ensure that there is an appropriate balance among the various forms of compensation. The Committee attempts to strike appropriate balances by analyzing the competitive market for executive talent, our business results and forecasts, and our key strategic goals for the year. The charts below show the various balances we achieved among our executive officer group (with and without the 2009 Incentive Grants) compared to the balances achieved by the survey group:

Ford	Comparator Group Median

As the charts indicate, cash compensation makes up a higher percentage of our executives’ compensation than that of the comparator group’s median whether or not the 2009 Incentive Grants are included (see “Equity-Based Compensation — B. 2009 Incentive Grants” on p. 45).

We noted in our 2010 CD&A that based on our stock price in early 2009, we could not grant equity-based compensation at desired levels. This helps explain why our targeted cash compensation made up a larger percentage of our compensation package when compared to the survey group.

Annual Compensation

Annual compensation for our executives includes salary and cash incentive bonus, if earned, paid in cash.

A.	Salaries

When considering increases to base salaries, the Compensation Committee takes into account the following factors:

•	the individual’s job duties, performance and achievements;

•	similar positions of responsibility within the Company (internal pay equity);

•	job tenure, time since last salary increase, retention concerns and critical skills; and

•	level of pay compared to comparable positions at companies in the survey group.

The Compensation Committee reviews salaries of the Named Executives annually and at the time of a promotion or other major change in responsibilities. As part of our objective to control costs, there were no increases to salaries (annual merit or otherwise) for any of the Named Executives in 2009. As stated in the “Executive Summary” on p. 32, in light of our significant progress in 2009 and projected continuing progress we reinstated salary merit increases for 2010. The following Named Executives received merit increases effective April 1, 2010, (percentage increase in parentheses): L. W. K. Booth (4.2%); Mark Fields (3.8%); and John Fleming (4.7%). In granting the percentage increases, the Committee considered competitive salary data, which explains the relative increases for Messrs. Booth and Fleming. Messrs. Ford and Mulally voluntarily reduced their salaries by 30% for 2009 and 2010 and, therefore, did not receive salary merit increases.

Throughout 2010, the salaries for the Named Executives were above the median of the survey group, except for Mr. Mulally, whose salary was below the median due to his voluntary 30% salary reduction. We believe that paying base salaries at the high end of the competitive survey is appropriate to retain executives throughout the business cycle because cash compensation and/or total compensation may be much lower than competitive levels at certain times during the business cycle (see “How We Determine Compensation — C. Competitive Survey” on pp. 35-36). The relative salary level is also explained by the fact that Ford is generally larger and more complex than many of the companies in the survey group, with world-wide operations, a capital intensive business involving complex products with long product development timelines, and that certain of the Named Executives have been at the Executive Vice President level for a comparatively long time period. We noted in the “Executive Summary” on p. 33, that the Named Executives will not receive merit increases to salary in 2011 because of our desire to control costs and because our salaries are already competitive.

B.	Incentive Bonuses

We explained in the “Executive Summary” on p. 32 that, because of economic conditions and our desire to conserve cash, payouts in 2009 and 2010 under the Incentive Bonus Plan were cancelled for the 2008 and 2009 performance years, even though performance-to-metrics would have provided for payouts for each of those years. The Committee decided that our exceptional 2009 performance and improved business conditions supported an Incentive Bonus Plan for 2010 performance. In the 2010 CD&A, we disclosed that the Committee desired to further emphasize the importance of generating and managing our cash. Consequently, for the Incentive Bonus Plan, and the annual Performance Unit Grants (see “Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants” on pp. 43-45), the Committee increased the historical weighting of the global Automotive operating-related cash flow metric ten percentage points and reduced the global profit-before-tax metric by ten percentage points.

In 2010, for Named Executives whose primary responsibilities involved a particular business unit, the Committee set a formula that was based on the following metrics (weighting of each metric in parenthesis):

•	global profits-before-taxes (PBT) (30%);

•	global Automotive operating-related cash flow (30%);*

•	relevant business unit PBT (15%);

•	relevant business unit cost performance (8.33%);

•	relevant business unit market share (8.33%); and

•	relevant business unit quality (8.33%).

The Committee determined that this structure best took into account Company as well as individual performance for those Named Executives responsible for specific business units.

Those Named Executives whose duties are of a global nature were placed in the “Corporate” business unit. For these executives, the performance metrics used for 2010 were the following (weighting of each metric in parenthesis):

•	global PBT (45%);

•	global Automotive operating-related cash flow (30%);*

•	total cost performance (8.33%);

•	a weighted average of all business unit market share performance (8.33%); and

•	a weighted average of all business unit quality performance (8.33%).

*We define total Automotive operating-related cash flow as automotive pre-tax profits (excluding special items as detailed in Ford’s Annual Report on Form 10-K for the year ended December 31, 2010) adjusted for the following:

•	less: capital spending (additional cash outflow);

•	add back: depreciation and amortization (non-cash expense);

•	add/deduct: changes in receivables, inventory, and trade payables; and

•	other — primarily expense and timing differences.

The following are excluded in the calculation of total Automotive operating-related cash flow:

•	pension plan contributions;

•	employee separation payments; and

•	tax payments from affiliates.

The Committee chose these metrics because they supported our ONE Ford Plan (see “Executive Summary” on p. 32). The Named Executives, their respective business unit, and Incentive Bonus targets are as follows:

Named Executive	Business Unit	Target as % of Salary

Alan Mulally	Corporate	175%*
L. W. K. Booth	Corporate	100%*
William Clay Ford, Jr.	Corporate	$1 million**
Mark Fields	The Americas	100%*
John Fleming	Corporate	100%*

*	In 2006, the Committee established targets for executive officers based on the individual’s level of responsibility, competitive compensation data, pay equity considerations among the executive officers, past target amounts, as well as the need for flexibility to motivate and reward exceptional performance while maximizing the deductibility of compensation by following the shareholder approved terms of the Incentive Bonus Plan. When Mr. Mulally joined Ford in 2006, the Committee agreed that his 2007 Incentive Bonus Plan target would be 175% of his salary of $2 million. For 2010, this target was not adjusted. The Committee believed that not adjusting Mr. Mulally’s Incentive Bonus target encouraged behavior to accomplish our ONE Ford objectives. The Committee has not changed the target levels of the Named Executives as a percent of salary since 2006.

**	In 2008, the Committee reduced Mr. Ford’s Incentive Bonus target from 175% of salary to $1 million and increased his equity-based compensation target. The Committee believes this arrangement is more appropriate for the position of Executive Chairman and focuses his efforts on long-term objectives.

The amount earned under the Incentive Bonus Plan was determined pursuant to a pre-established sliding scale, based on various levels of achievement for each metric. If minimum performance levels had not been met for all metrics, the payout would have been zero. The maximum extent to which a performance metric could be achieved was 200% of the target. The Committee believes that a scale which allows a maximum award of 200% of target incentivizes executive behavior to exceed business objectives.

For the business units in which Named Executives participated, the following table shows the performance metric, the target, and the performance results for 2010.

2010 Incentive Bonus Target and Performance Results

		Performance Results
Performance Metric	2010 Target	(% of Target Achieved)
Global PBT* ($ Millions)	$900	200%

Business Unit PBT*
Corporate	N/A
The Americas ($ Millions)	$2,789	200%

Global Automotive Operating-Related Cash Flow* ($ Millions)	$(1,300)	200%

Cost Performance*
Corporate ($ Millions)	$(2,230)	200%
The Americas ($ Millions)	$(2,246)	200%

Market Share
Corporate	****	44%
The Americas**	14%**	58%

Quality***
Corporate		122%
Things-Gone-Wrong % YOY Improvement (50)%	****
Warranty Spending % YOY Improvement (50)%	****
The Americas		111%
Things-Gone-Wrong % YOY Improvement (50)%	11.4%
Warranty Spending % YOY Improvement (50)%	(6.25)%

*	Excludes special items as detailed in Ford’s Annual Report on Form 10-K for the year ended December 31, 2010.

**	The Market Share metric for the Americas was comprised of the following targets: U.S. (Retail as a percentage of Retail) 14.2%; Canada (Retail & Fleet) 14.75%; Mexico (Retail & Fleet) 10.97%; and South America (Retail & Fleet) 10.86%. The Committee focused the U.S. Market Share metric on the retail percent of the overall retail market because: (i) it was considered the best measurement of the acceptance of our products by U.S. consumers; and (ii) our decision to de-emphasize fleet sales in the U.S. The weightings for each region within the Americas business unit were based on the industry volumes of the relevant region. The weightings were as follows: U.S. — 65%; Canada — 8%; Mexico — 4%; and South America — 23%.

***	The Quality metrics for the relevant business units were developed from our Warranty Spending data and industry survey data that measured Things-Gone-Wrong. To better understand the Quality metrics, we show the targets as the year-over-year improvement to be achieved. The actual targets for the Things-Gone-Wrong metrics were the number of Things-Gone-Wrong for each relevant business unit and, in some cases, sub-business units. The Warranty Spending targets had a similar design. Because showing the actual metrics would be unwieldy and not enhance your understanding of the target to be achieved, we have translated the Things-Gone-Wrong and Warranty Spending targets into year-over-year improvement targets for each relevant business unit.

****	The Corporate business unit did not have a formal target for the Market Share and Quality metrics. Instead, performance for the Corporate Market Share and Quality metrics was a weighted average of the other business units’ market share and quality performance. The weightings for Corporate Market Share and Quality metrics were as follows: The Americas — 64%; Ford of Europe — 30%; and Asia Pacific and Africa — 6%. These weightings were based on the planned net revenues of the relevant business units for 2010.

The table below shows the total performance results for each business unit in which a Named Executive participated. Based on the performance against each metric’s targets within the relevant business unit shown above, the Committee calculated the percent of the total target award earned for that business unit.

2010 Incentive Bonus Plan Performance Results
(% of Target Achieved)

Business	Total Performance Results
Unit	(Total % of Target Award Achieved)
Corporate	180%
The Americas	181%

The Committee decided to pay out the Incentive Bonus Plan awards to the Named Executives according to the formula percentages in the table above (see column (g) of the Summary Compensation Table and footnote 4 on pp. 51-53). The Committee considered our outstanding 2010 performance-to-metrics and our execution of our ONE Ford Plan as the primary reasons for paying out the awards to the full extent that they were earned.

C.	Incremental Bonuses

Our results relative to the 2010 Incentive Bonus Plan metrics represent significant progress toward our primary ONE Ford objective of becoming an exciting viable Ford delivering profitable growth for all. This progress required extraordinary performance by the Named Executives. In February 2011, the Committee created an individual performance fund which allows the Committee to recognize and reward Named Executives with incremental bonuses beyond the Incentive Bonuses earned in a performance year (see column (d) of the Summary Compensation Table on p. 51).

The maximum incremental bonus a Named Executive may be paid is 150% of the person’s Incentive Bonus Award, less the amount of the Incentive Bonus Award. The incremental bonus payout depends on the annual performance ratings for a Named Executive, which depend upon the individual’s performance against his or her personal objectives for the relevant year and his or her demonstration of the ONE Ford behaviors of: functional and technical excellence; working together; role modeling Ford values; and delivering results.

Each of the Named Executives who received an incremental bonus played an integral role in the significant improvement in our balance sheet and our profitability during 2010. Mr. Mulally set the strategic direction and accelerated our ONE Ford Plan which significantly increased our Automotive operating-related cash flow and achieved our highest reported net income in more than 10 years. Under Mr. Mulally’s exceptional leadership, the Company also significantly reduced its debt and became net cash positive at year-end. Additionally, he continued to create an environment of teamwork among the Company’s senior leadership.

Mr. Ford continued to provide leadership to ensure the Board of Directors sets Ford’s strategic direction. He worked closely with Mr. Mulally to accelerate the restructuring of the business to be profitable at lower volume and mix. Mr. Ford also continued to influence the Company’s on-going work in the development and manufacture of alternative fuel vehicles. He effectively communicated Ford’s priorities with important constituencies, such as the media, dealers, and governmental officials.

Mr. Booth provided leadership in strengthening our balance sheet and exceeding our financial goals in 2010. He led Company efforts to control costs and improve cash flow which resulted in a significant reduction of our debt and our becoming cash positive net of debt by year-end 2010. These actions led to positive rating agency upgrades during the year. Mr. Booth also provided strategic direction for our Corporate and Ford Credit capital improvement plans.

Mr. Fields led our Americas operations to exceptional results during 2010. He skillfully balanced operating and market factors to significantly exceed profit and cash flow objectives for the year. Market share improved in multiple markets and this was the first time since 1993 that U.S. market share increased two consecutive years. Mr. Fields’s leadership in developing products our customers want and value was key in the Company’s 2010 performance.

The Committee recognized the above achievements of these Named Executives as supporting the four elements of our ONE Ford plan (see “Executive Summary” on p. 32). The Committee also recognized that the entire Ford team had an exceptional 2010 and deserved recognition for the Company’s accomplishments. In light of the achievements noted above, the Committee determined that the performance of Messrs. Mulally, Ford, Booth, and Fields warranted additional recognition in the form of incremental bonuses. Because the incremental bonuses were paid outside of the Incentive Bonus Plan, those payments are subject to the deduction limits of Code Section 162(m) (see “Tax Considerations — A. Internal Revenue Code §162(m)” on p. 49).

Equity-Based Compensation

Our equity-based incentive awards are tied to our performance and the future value of our common stock. These awards are intended to focus executive behavior on our longer-term interests, because today’s business decisions affect Ford over a number of years. For 2010, our equity-based compensation consisted of annual grants of Performance Units, stock options, and supplemental grants to certain Named Executives, as explained in more detail below.

In granting equity awards, the Committee determines a dollar value of equity awards to grant to each recipient. For officers, this dollar value is translated into a number of stock options based on a Black-Scholes analysis and Performance Units based on the fair market value of Ford common stock on the date of grant. As noted in our 2010 CD&A, because of the level of Ford’s stock price in late 2008 and early 2009, we were not able to grant participants the desired value of equity awards for 2009 annual and incentive stock grants. In light of the Company’s stock price performance during 2009 and in early 2010 (before the March 2010 grant date), the shares available under the 2008 Plan allowed the Committee to grant supplementary stock options and time-based Restricted Stock Units approximately equal in value to the deficiency resulting from the decreased 2009 annual and incentive grants. The Committee believed this was appropriate given our significant progress during 2009, the Committee’s decision not to make payouts under our Incentive Bonus Plan for 2008 and 2009 performance, and the positioning of our equity-based grants compared to the survey group. Messrs. Ford and Mulally did not receive supplementary grants because, as we disclosed in our 2010 CD&A, their 2009 annual equity-based grants were not decreased.

As discussed above, the competitive survey indicates that equity-based compensation for the Named Executives is significantly below the median of the comparator group on average even when including the 2009 Incentive Grants (see “Equity-Based Compensation — B. 2009 Incentive Grants” on p. 45). For Mr. Mulally, the survey showed that his total equity-based compensation was significantly above the median of the survey group. Our 2010 equity-based compensation awards reinforces our desire to, in general, pay at or near the median of equity compensation compared to the survey group as well as demonstrates flexibility in our compensation practices to reward superior performance and to respond to changing business and economic conditions. Mr. Mulally’s total equity-based compensation reflects his leadership responsibility for ONE Ford and the global Ford enterprise and the Committee’s desire to incentivize Mr. Mulally to increase shareholder value, thus aligning his interests with those of all shareholders.

A.	Annual Performance Unit and Stock Option Grants

Consistent with prior practice, the Committee continued the annual equity-based incentive program for the Named Executives by granting two types of equity-based compensation: stock options and Performance Units (see Grants of Plan-Based Awards in 2010 Table and related footnotes on pp. 55-56). The Committee awarded 50% of the value of each executive’s annual equity award in stock options and 50% in Performance Units.

The stock options vest over three years, have a ten-year term, and function as our longest-term incentive. The Committee believes this focuses executive behavior and decision making on our long-term interests and aligns the interests of our executives with those of our shareholders. The Performance Units are awarded based on a one-year performance period, but are paid out in service-based Restricted Stock Units, which vest over a two-year period. In granting the Performance Units, the Committee chose a one-year performance period in order to focus executive behavior on achieving key short-term business objectives and to incentivize real-time continuous improvement of our performance. The two-year restriction period, however, adds an intermediate element that serves to retain executives and focus their behavior beyond the initial one-year performance period. In addition, because executive decisions regarding such matters as product development, marketing, sales, and the like, can affect our performance over several years, the Committee believes it is important to structure equity-based awards so that executives will focus on the long-term consequences of their decisions. This also further aligns executive interests with your interests as shareholders.

In general, the total value of these grants in 2010 was determined based on the following considerations:

•	job responsibilities and expected role in our long-term performance;

•	retention needs;

•	historical share allocations;

•	the value of equity-based grants granted to the executive in the prior year; and

•	the total number of equity-based grants awarded to our employees.

As stated above, we did not have enough shares available under our 2008 Plan to provide participants with the full value of the 2009 annual equity grants. Because of our improved performance in 2009, we had sufficient shares to grant the full value of our 2010 annual equity grants and make up the deficiency resulting from our decreased 2009 annual equity grants. Because of our improved outlook for 2010, our desire to incentivize and reward participants, and to start to address the competitiveness of our equity compensation program, the Committee decided in March 2010 to make supplemental grants to participants approximately equal in value to the reduction in grant value of the 2009 equity grants. For officers, the value of these supplementary grants were split 50% in stock options and 50% in time-based Restricted Stock Units. The number of time-based Restricted Stock Units awarded was determined based on the officer’s business unit’s 2009 Performance Unit payout percentage. Consequently, Messrs. Booth, Fields, and Fleming received additional stock options and time-based Restricted Stock Units in addition to 2010 annual equity grants (see Grants of Plan-Based Awards in 2010 Table and related footnotes on pp. 55-56).

The target awards for 2010 Performance Unit grants for the Named Executives are shown in column (h) of the Grants of Plan-Based Awards in 2010 Table on p. 55. These amounts represent the maximum award opportunity. Similar to the Incentive Bonus Plan, the Performance Unit formula has a sliding scale based on various levels of achievement for each metric. If minimum performance levels had not been met for all metrics, the payout would have been zero. The Committee may decrease, but not increase, an award for Named Executives.

We disclosed in our 2010 CD&A that, in order to further implement our ONE Ford Plan objective of working together effectively as one team, the Committee assigned all officers to the Corporate business unit for purposes of the performance metrics under the 2010 annual Performance Unit grants. The Committee selected metrics, weightings, and targets identical to those under the 2010 Incentive Bonus Plan (see “Annual Compensation — B. Incentive Bonuses” on pp. 39-42), to emphasize the importance of our ONE Ford Plan objectives (see “How We Determine Compensation — B. ONE Ford” on pp. 34-35).

The table below shows the performance results for each metric for the Corporate business unit and the total performance results against the metrics for 2010. The Committee reviewed Ford’s performance for 2010 against the goals. Based on this performance, the Committee determined the percentage of each of the five performance goals achieved and the percentage of the target award earned for the Corporate business unit (see column (h) of Grants of Plan-Based Awards in 2010 Table and footnote 2 on p. 55).

2010 Performance Unit Performance Results
(% of Target Achieved)

		Total Automotive				Performance Results
Business	Global	Operating-Related	Cost	Market		(Total % of
Unit	PBT	Cash Flow	Performance	Share	Quality*	Target Achieved)
Corporate	100%	100%	100%	37%	71%	92%

*The Performance Results column for the Quality metric shows the combined percent achieved for the Things-Gone-Wrong target and Warranty Spending target, weighted equally as shown in the 2010 Incentive Bonus Target and Performance Results Table on p. 41. Although the performance results were less than 100%, our market share in the U.S. increased for the second consecutive year for the first time since 1993 and our quality improved year-over-year and, in general, indicates industry-leading quality levels.

The Committee decided to payout at the levels earned in recognition of the following: (i) the Named Executives made substantial progress in accelerating our ONE Ford Plan; (ii) Final Awards of Restricted Stock Units do not have an adverse impact on our cash flow in the current period; (iii) the two-year restriction period of the Restricted Stock Units serves as a retention tool; and (iv) the two-year restriction period focuses executive behavior on our longer-term interests.

B.	2009 Incentive Grants

As noted in our 2010 CD&A, the Committee granted incentive equity awards in March 2009 to certain executives, including Messrs. Mulally, Ford and Fleming. In structuring the grants, the Committee gave due consideration to the reduction of cash compensation with the cancellation of merit increases to salary and the Incentive Bonus Plan for 2009. Messrs. Booth and Fields did not participate in the 2009 Incentive Grants because of their participation in a separate executive retention program that concluded in 2009.

In 2009, Mr. Fleming received a time-based Restricted Stock Unit grant that had a two year restriction period. As noted above, the Committee decided to grant supplementary awards to compensate for the reduction in the 2009 incentive grants. Consequently, Mr. Fleming received additional time-based Restricted Stock Units in March 2010 (see column (j) of Grants of Plan-Based Awards in 2010 Table and footnote 3 on pp. 55-56).

In 2009, Messrs. Mulally and Ford received incentive grants of Performance Units that had a two year performance period. The performance metric was an acceleration of the ONE Ford Plan to restructure our business as measured by a reduction in global Ford brand platforms in 2009 and 2010 from 25 platforms to 23 platforms. At the conclusion of the two-year performance period, the Committee assessed performance against this metric and determined that the metric had been achieved. The Committee granted 100% of the target award in unrestricted common stock on March 3, 2011 (see column (j) of Outstanding Equity Awards at 2010 Fiscal Year-End Table and related footnote on pp. 57-60).

C.	Timing of Awards

Annual grants of equity awards are typically determined at a February Compensation Committee meeting. At that time, data for previous performance periods are available to determine the amount of the Final Awards. The Committee also decides the effective date of the annual equity-based grants of options and Performance Units. Due to administrative complexity relating to valuation and notification, the Committee approved the annual 2011 equity-based Final Awards and grants on February 25, 2011, and the Board approved an effective date of March 3, 2011. A similar practice was also followed in previous years. The release of earnings information for the prior fiscal year is sufficiently in advance of the annual grant date for the public to be aware of the information.

The Committee does not time equity grant dates to affect the value of compensation either positively or negatively. Executive officers did not play a role in the selection of the grant dates. Special grants, whether approved by the Compensation Committee for officers or the Long-Term Incentive Compensation Award Committee for non-officers, are effective either on a specified future date (e.g., a date that coincides with a promotion or hiring date, or quarterly grant date), or the date of approval. In the case of an approval by written consent, the grant date cannot be earlier than the date when the Committee member approvals have been obtained. See Corporate Governance — Compensation Committee Operations at pp. 24-25 for more information on the Long-Term Incentive Compensation Award Committee. For exercise prices of the 2010 option grants, see column (l) of the Grants of Plan-Based Awards in 2010 Table on p. 55. Under the 2008 Long-Term Incentive Plan, the terms of which were approved by you at the 2008 Annual Meeting, the exercise price of options will be the closing price on the date of grant.

Stock Ownership Goals

In 1994, the Compensation Committee created stock ownership goals for executives at or above the Vice President level to further align the interests of the executives with those of shareholders. The following table shows the officer level and respective ownership goal.

Ownership Goal
Officer Level	(% of salary)

Vice Presidents	100%
Group Vice Presidents	200%
Executive Vice Presidents	300%
Executive Chairman and President & CEO	500%

Executives have five years from taking their position to achieve their goal.

We review progress toward achievement of the ownership goals periodically. All forms of stock ownership — including directly and indirectly owned shares of common stock, Final Awards of Restricted Stock Units, and units that are based on common stock (excluding stock options) — count toward the goal. As of March 3, 2011, all of the Named Executives comply with the stock ownership goals.

Compensation Programs for 2011

We noted in the “Executive Summary” on p. 33, that there would be no annual merit increases to salary for salaried employees in the U.S. and Canada for 2011, including each of the Named Executives. We decided this was appropriate because survey results indicate that salaries are competitive with our survey group and our desire to conserve cash and control expenses due to the economy’s fragile recovery. Because Messrs. Ford and Mulally committed to a 30% salary reduction for 2009 and 2010, their salaries returned to $2 million per year effective January 1, 2011. They did not receive any increases to salary beyond the return to the 2008 levels.

As noted in the “Executive Summary” on p. 33, the Committee eliminated tax gross-ups for executive perquisites effective January 1, 2011. The Committee believed that this was the appropriate time to eliminate these tax gross-ups in light of competitive practices, improved business conditions, and shareholder interest in this topic. We will maintain tax gross-ups of relocation expenses for all salaried employees who are required to relocate due to job responsibilities. The Committee determined that it would be unduly burdensome for employees to pay the increased taxes associated with imputed income of relocation benefits received when relocating at Ford’s request. Relocation is integral to the development of our future leaders by providing them with experience in our global operations.

Retirement Plans

In general, we believe that the retirement plans described below serve several worthwhile business purposes, including retaining top leadership talent. In addition, they provide income security to long serving executives, and provide flexibility to us in transferring executives among our operations. We believe these programs to be reasonable and appropriate in light of competitive practices and our executives’ total compensation program. For additional information, see the Pension Benefits in 2010 Table on p. 61 and the Nonqualified Deferred Compensation in 2010 Table on p. 63.

A.	Pre-2004 Plans

Our General Retirement Plan (“GRP”) provides a tax-qualified benefit for each year of non-contributory participation by employees in the United States hired before January 1, 2004, and added benefits for those who make contributions. We also have two other non-qualified retirement plans for certain employees: the Supplemental Executive Retirement Plan (“SERP”) that provides a supplemental monthly benefit calculated on a percentage of final average pay and service, and the Benefit Equalization Plan (“GRP-BEP”). Under the GRP-BEP, eligible employees receive benefits substantially equal to those they could have received under the GRP but were not able to because of Internal Revenue Code limitations. Messrs. Booth, Ford, Fields, and Fleming are eligible for benefits under the GRP, SERP, and GRP-BEP.

Certain eligible executives who separate from employment after age 55 (age 52 if retiring under our Select Retirement Plan (“SRP”)) and prior to age 65 may be eligible for monthly benefits under our Executive Separation Allowance Plan (“ESAP”) that provides a percentage of salary, based on age and service, at time of separation until age 65. The SRP is a voluntary retirement program offered from time-to-time for select U.S. management employees. In 2006 the Committee requested that its consultant, Semler Brossy Consulting Group, LLC, and the Company jointly conduct a review of the SRP as a severance vehicle. The review compared present values of the SRP benefit with traditional severance packages, examined potential changes, and considered benefits to the Company and to executives. The Committee reviewed the report and concluded that the SRP should remain in its current form to facilitate the reduction in work force then being undertaken by the Company and to provide flexibility to accommodate any future reductions.

Benefits under SERP, SRP, ESAP, and GRP-BEP are not funded. In addition, in accordance with Code Section 409A, benefits that accrued or vested on or after January 1, 2005 under these plans may not be paid to certain key executives until at least six months following their separation from employment. Each of these plans had been amended in order to provide Mr. Ford with benefits using a notional base annual salary during the period he did not receive a cash salary (i.e., November 2001 through July 2010).

B.	Post-January 1, 2004 Plan

Consistent with our Strategy Statement (see “How We Determine Compensation — A. Compensation Philosophy, Strategy, and Guiding Principles” on pp. 33-34) to develop benefit programs that provide employees with income security and protection from catastrophic loss while minimizing our long-term liabilities, Ford adopted a tax qualified retirement plan, the Ford Retirement Plan (“FRP”), for salaried employees hired or rehired on or after January 1, 2004 in the U.S. The FRP was adopted in order to provide us with more predictable retirement benefit costs and reduced financial statement volatility. These goals are achieved through a stable contribution schedule and the transfer of financial and demographic risks from us to plan participants while still providing employees with the opportunity for adequate income in retirement. Employees who participate in this plan, including Mr. Mulally, are not eligible to participate in the GRP (with respect to future service), GRP-BEP, SERP, or ESAP.

Perquisites and Other Benefits

We provided certain perquisites and other benefits to senior management in 2010, the most significant of which are summarized below. The Committee periodically reviews our policies on perquisites and other benefits. The cost of these perquisites and other benefits, as applicable, are included in column (i) of the Summary Compensation Table on p. 51.

Personal Travel:  As part of our efforts to reduce costs and conserve cash, we decided to close our Air Transportation operation in 2008. Company policy does not allow Messrs. Mulally or Ford to fly commercially due to security concerns. Consequently, the Company pays the charter costs of their use of private aircraft for business and personal travel. The families of Messrs. Mulally and Ford are allowed to accompany them on trips when they travel on private aircraft. In addition, the Company will pay the cost of coach-class commercial aircraft flights for Mr. Mulally’s family when their travel is at his request.

Requiring Messrs. Mulally and Ford to use private aircraft for all travel provides several benefits to Ford. First, the policy is intended to ensure the personal safety of our President and CEO and our Executive Chairman, both of whom maintain significant public roles for Ford. Second, use of private aircraft ensures their availability and maximizes the time available for Ford business.

For retention purposes, the Company continues to pay the costs, including first class commercial airfare, for personal travel for Mr. Fields to and from his home in Florida.

Evaluation Vehicle Program:  We maintain a program that provides our officers with the use of two Company vehicles free of charge. This program requires officers to provide written evaluations on a variety of our vehicles, providing important feedback on the design and quality of our products.

Other Services:  For certain executive officers, including the Named Executives, we provide a home security evaluation and security system. We also provide an allowance to senior managers for financial counseling services and estate planning. We pay for approximately 75% of the cost of this service up to $7,500. The safety and security (personal and financial) of our executives is critically important. We believe the benefits of providing these programs outweigh the relatively minor costs associated with them.

During 2010, the Committee requested an independent security firm to conduct an analysis of the security requirements of Mr. Ford. After receiving the firm’s analysis, the Committee determined that the level of security provided to Mr. Ford is appropriate.

Tax Reimbursement:  During 2010 there were only two perquisites for which tax gross-ups were available: (i) personal travel; and (ii) temporary living/relocation expenses. The total amount spent on tax gross-ups for 2010 for Named Executives was approximately $213,527. As noted in “Compensation Programs for 2011” on p. 46, during 2010 the Committee decided to eliminate tax gross-ups for executive perquisites related to personal travel.

Alan Mulally

Effective September 1, 2006, we entered into an agreement with Mr. Mulally relating to his hiring as President and Chief Executive Officer. That agreement contained a “change in control” provision that provides that if we terminate Mr. Mulally’s employment for reasons other than for cause during the first five years of his employment or if there is a change in control of the Company during the first five years of his employment and he terminates his employment for good reason, he will receive certain payments and benefits (see Potential Payments Upon Termination or Change in Control — Alan Mulally on pp. 64-67). If Mr. Mulally leaves us pursuant to these arrangements, he may not work for a competitor for five years after the date of his termination. Mr. Mulally will not be entitled to any severance payment if he is terminated for cause.

The Committee believes these termination provisions are reasonable. The sunset provision of five years is an appropriate length of time to compensate Mr. Mulally to leave his prior position at Boeing and assume a leadership role with a company in the midst of a turnaround. The non-compete clause also protects the Company from competitive harm should Mr. Mulally separate from Ford under these conditions. In addition, under a change in control scenario, Mr. Mulally’s employment either must be terminated or he must terminate his employment for “good reason” in order to receive the termination benefits.

In September 2008, the Committee decided to continue indefinitely the arrangement of providing housing in Dearborn, Michigan to Mr. Mulally. The Committee believes the arrangement is beneficial to Mr. Mulally and the Company by allowing him to continue to focus on our ONE Ford Plan. The cost of this benefit is included in column (i) of the Summary Compensation Table on p. 51; however, beginning in 2011 we no longer provide tax gross-up for this arrangement. He is eligible for relocation assistance pursuant to our relocation program if he chooses to relocate his household.

William Clay Ford, Jr.

In the 2010 CD&A we explained that since 2005 Mr. Ford had foregone all compensation (including salary, bonus or other awards) until such time as the Compensation Committee determined that the Company’s global Automotive sector achieved full-year profitability, excluding special items. On August 5, 2010, the Committee determined that the metric had been achieved. For an explanation of the compensation received by Mr. Ford, see the Summary Compensation Table and footnote 1 on pp. 51-52.

Tax Considerations

Internal Revenue Code § 162(m)

Code Section 162(m) generally disallows Federal tax deductions for compensation in excess of $1 million paid to the Chief Executive Officer and the next three highest paid officers (other than the Chief Financial Officer) whose compensation is required to be reported in the Summary Compensation Table of the proxy statement (“Covered Executives”). Certain performance-based compensation is not subject to this deduction limitation. In our case, this exemption applies to certain awards under the Incentive Bonus Plan, the 1998 Plan, and the 2008 Plan. Specifically, Incentive Bonus Plan payments made for 2010 performance, 2010 awards of stock options and Final Awards related to Performance Units were not subject to the deduction limit. However, the amount of the Final Award for Messrs. Ford and Mulally that exceeded the shareholder approved limit of 2.5 million Restricted Stock Units are subject to the deduction limit, as well as the incremental bonuses paid to the Named Executives (see column (j) of the Outstanding Equity Awards at 2010 Fiscal Year-End Table and related footnote on pp. 57-60 and column (d) of the Summary Compensation Table and related footnote on pp. 51-52). Additionally, we cannot deduct that portion of any Covered Executive’s salary that is in excess of $1 million (see Summary Compensation Table on p. 51), or the cost of any perquisites provided to a Covered Executive whose salary exceeds $1 million.

Generally, we strive to maximize the tax deductibility of our compensation arrangements. In the highly competitive market for talent, however, we believe the Committee needs flexibility in designing compensation that will attract and retain talented executives and provide special incentives to promote various corporate objectives. The Committee, therefore, retains discretion to award compensation that is not fully tax deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our annual report on Form 10-K.

Compensation Committee

Richard A. Manoogian (Chair)
Anthony F. Earley, Jr.
Ellen R. Marram
John L. Thornton

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Anthony F. Earley, Jr., Richard A. Manoogian, Ellen R. Marram, and John L. Thornton, none of whom is an employee or a current or former officer of the Company.

Compensation of Executive Officers

The table below shows the before-tax compensation for Alan Mulally, who served as President and CEO during 2010, L. W. K. Booth, who served as Executive Vice President and Chief Financial Officer during 2010, and the three most highly compensated executive officers at the end of 2010.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus(2)	Awards(3)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Alan Mulally	2010	1,400,000	3,150,000	7,492,493	7,499,993	6,300,000	—	678,029	26,520,515
President and Chief	2009	1,400,003	0	10,974,782	5,050,000	0	—	491,869	17,916,654
Executive Officer	2008	2,000,000	0	4,491,462	9,437,376	0	—	1,046,390	16,975,228

L. W. K. Booth	2010	1,237,500	750,000	1,226,986	1,239,997	2,250,000	1,402,455	89,883	8,196,821
Executive Vice President and	2009	1,200,000	0	345,493	760,000	0	1,382,493	138,201	3,826,187
Chief Financial Officer	2008	1,075,000	0	1,386,994	999,999	0	1,700,527	291,880	5,454,400

William Clay Ford, Jr.(1)	2010	4,800,000	900,000	3,496,491	13,035,838	1,800,000	1,225,500	1,203,169	26,460,998
Executive Chairman	2009	0	0	9,411,533	5,066,200	0	616,374	1,740,167	16,834,274

Mark Fields	2010	1,337,500	1,156,500	1,231,783	1,239,997	2,443,500	1,243,503	166,109	8,818,892
Executive Vice President and	2009	1,300,000	0	609,579	760,000	0	1,217,680	93,994	3,981,253
President — The Americas	2008	1,300,000	0	1,649,437	999,999	0	536,070	161,867	4,647,373

John Fleming	2010	776,250	0	1,496,632	929,996	1,400,000	1,116,945	196,438	5,916,261
Executive Vice President	2009	750,000	0	1,004,842	570,000	0	1,332,269	195,307	3,852,418
Global Manufacturing & Labor Affairs

Notes

(1)As noted in the “Compensation Discussion and Analysis — William Clay Ford, Jr.” on p. 49, Mr. Ford had agreed to forego new compensation (including salary, bonus, and other awards) until such time as the Compensation Committee determined that the Company’s global Automotive sector had achieved full-year profitability, excluding special items. It was further agreed that the compensation Mr. Ford would have received beginning in 2008 and for future years, but for the agreement to continue to forego new compensation, would be earned and paid when the Committee determined that the Company’s global Automotive sector had achieved full-year profitability, excluding special items. On August 5, 2010, the Committee determined that the criteria for payment of Mr. Ford’s compensation had been achieved. The Committee determined that the date of grant for Final Awards of Restricted

Stock Units would be August 5, 2010. The table below summarizes the compensation Mr. Ford received as a result of the Committee’s determination.

Element	Treatment
Base Salary
•   On August 7, 2010, Mr. Ford received $4,216,667 as a single lump sum payment of base salary for 2008, 2009, and payment of 2010 salary up to August 1, 2010. $3,400,000 represents his salary that would have been paid in 2008 ($2 million) and 2009 ($1.4 million) but for his arrangement described above.

• Thereafter, Mr. Ford’s salary has been paid monthly according to usual business/payroll practices.

Incentive Bonus	• There were no Incentive Bonus payouts in 2009 or 2010 for 2008 and 2009 performance. The payout in 2011 for 2010 performance is reflected in column (g).

Stock Option Grant
•   The 2009 and 2010 annual option grants were made in accordance with the Company’s annual option grant process with an exercise price determined as the fair market value on the date of grant as determined by the Committee (see columns (b), (c), and (e) of Outstanding Equity Awards at 2010 Fiscal Year-End Table on p. 57).

•   These grants were to vest upon the occurrence of the later of the normal 3 year vesting schedule and the Committee determining that the Company’s global Automotive sector has achieved full-year profitability, excluding special items (see footnote 2 to Outstanding Equity Awards at 2010 Fiscal Year-End Table on p. 58 for vesting schedule). The options have a 10-year term commencing on the grant date.

•   The annual 2008 option grant was granted on August 5, 2010. The number of options received was determined based on the number that would have been received on the 2008 annual equity grant date for officers of March 5, 2008. The exercise price reflects the grant date of August 5, 2010. Since the grant date for the 2008 option award was August 5, 2010, the compensation expense is reflected in column (f) above in year 2010. The options have a 10-year term commencing on the grant date (see footnote 2 to Outstanding Equity Awards at 2010 Fiscal Year-End Table on p. 58 for vesting schedule).

Performance Units
•   Compensation expense for 2009 and 2010 Performance Unit grants is reflected in column (e) above. Compensation expense for the 2008 Performance Unit grant is not reflected in the Summary Compensation Table because Mr. Ford was not a Named Executive in 2008.

•   Final Awards were based on the Committee-approved performance metrics used for annual Performance Unit grants in 2008, 2009, and 2010 (see column (g) and footnote 3 of Outstanding Equity Awards at 2010 Fiscal Year-End Table on pp. 57-60).

• The Final Awards are subject to the normal 2-year restriction period from the grant date of August 5, 2010.

(2)The amounts shown for 2010 reflect discretionary bonus awards paid in 2011 for 2010 performance (see “Compensation Discussion and Analysis — Annual Compensation — C. Incremental Bonuses” on pp. 42-43).

(3)The amounts shown in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock-based and option awards for each of the Named Executives for the years ended December 31, 2008, 2009, and 2010 (if required to be included in the Summary Compensation Table). The assumptions used for the 2010 calculations can be found at footnote 21 to our audited financial statements in Ford’s Annual Report on Form 10-K for the year ended December 31, 2010. The assumptions for the 2009 calculations can be found at footnote 21 to our audited financial statements in Ford’s Annual Report on Form 10-K for the year ended December 31, 2009. The assumptions used for the 2008 calculations can be found at footnote 17 to our audited financial statements in Ford’s Annual Report on Form 10-K for the year ended December 31, 2008. Pursuant to SEC rules, we disregarded the estimate of forfeitures related to service-based vesting conditions.

Included in the amounts shown in column (e) are the grant date values of certain awards that are subject to performance conditions. Pursuant to SEC rules, the grant date values shown above are reported based upon the probable outcome of such conditions as of the date of grant. The table below shows the value of such awards at the grant date assuming that the highest level of performance is achieved.

		Stock
		Awards
Named Executive Officer	Year	($)
Alan Mulally	2010	7,499,993
	2009	21,511,222
	2008	5,204,475

L. W. K. Booth*	2010	999,997
	2009	1,393,116
	2008	1,607,177

William Clay Ford, Jr.	2010	3,499,991
	2009	13,234,400

Mark Fields*	2010	999,997
	2009	1,539,341
	2008	1,911,282

John Fleming*	2010	749,992
	2009	802,652

*The amounts shown in column (e) for Messrs. Booth, Fields, and Fleming include awards granted in 2009 and 2010 that do not have performance conditions (see footnote 3 of Grants of Plan-Based Awards in 2010 Table on pp. 55-56 and column (g) and footnote 3 of Outstanding Equity Awards at 2010 Fiscal Year-End on pp. 57-60).

(4)The amounts shown in column (g) reflect awards earned by certain Named Executives under the Incentive Bonus Plan (see “Compensation Discussion and Analysis — Annual Compensation — B. Incentive Bonuses” on pp. 39-42).

(5)The amounts shown reflect the increase in the actuarial present value of accrued pension benefits under various Company plans. For 2010, the accrued pension benefits are measured from December 31, 2009 to December 31, 2010; for 2009, the accrued pension benefits are measured from December 31, 2008 to December 31, 2009; and for 2008 the accrued pension benefits are measured from December 31, 2007 to December 31, 2008. See the Pension Benefits in 2010 Table and related footnotes on pp. 61-63 for additional information, including the present value assumptions used in these calculations. No Named Executive received preferential or above-market earnings on deferred compensation.

(6)The following table summarizes the amounts shown in column (i) for 2010.

All Other Compensation in 2010

	Perquisites			Company
	and Other		Life	Contributions to
	Personal	Tax	Insurance	Retirement and
	Benefits(i)	Reimbursements(ii)	Premiums(iii)	401(k) Plans(iv)	Other(v)	Total
Name	($)	($)	($)	($)	($)	($)
Alan Mulally	400,325	125,817	32,887	20,825	98,175	678,029
L. W. K. Booth	35,151	0	17,107	7,350	30,275	89,883
William Clay Ford, Jr.	1,136,158	54,115	5,796	1,225	5,875	1,203,169
Mark Fields	92,260	29,606	4,118	7,350	32,775	166,109
John Fleming	122,369	3,989	4,455	7,350	58,275	196,438

(i)For a description of perquisites relating to personal use of private aircraft, our evaluation vehicle program, and security and other services for Named Executives, see “Compensation Discussion and Analysis — Perquisites and Other Benefits” on p. 48. Other perquisites and personal benefits whose incremental cost is included in the amounts shown (unless indicated) consist of the following: personal use of Company phone cards and cell phones, personal use of car and driver service, personal use of Company season tickets to athletic events,* personal use of Company club memberships,* annual executive health exams, fuel and car washes related to the evaluation vehicles, and temporary housing and relocation expenses.

*Indicates no incremental cost to the Company because these benefits are primarily for business use and when the executive uses such benefit for personal use, the executive pays for any costs other than season ticket and/or annual club membership costs.

Amounts for the Named Executives include the incremental costs to the Company for providing certain perquisites and other benefits during 2010. For Mr. Mulally, the amount shown includes $167,796 for personal use of private aircraft, $85,425 for security, and $97,271 for housing. For Mr. Ford, the amount shown includes $126,337 for personal use of aircraft and $906,309 for security. For Mr. Fields, the amount shown includes $35,780 as the actual cost of first class commercial airfare for personal travel to and from his home in Florida. For Mr. Fleming, the amount shown includes $90,314 as the actual cost of benefits related to his international service relocation.

During 2010, for use of private aircraft, we used the actual costs incurred for leasing private aircraft. We calculated the aggregate incremental cost of security and housing expenses as the actual cost incurred to provide these benefits. We calculated the aggregate incremental cost of providing the evaluation vehicles by estimating the lease fee for a comparable vehicle under our Management Lease Program. The lease fee under that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance.

(ii)Effective January 1, 2011, we no longer provide tax reimbursement for executive perquisites (see “Compensation Discussion and Analysis — Compensation Programs for 2011” on p. 46).

(iii)Amounts shown reflect the dollar value of premiums paid by the Company for life insurance in an amount equal to 3 times an employee’s salary. Employees may purchase additional life insurance and these premiums are payroll deducted with no additional Company contributions or cost.

(iv)The amount shown for Mr. Mulally reflects contributions made to his Ford Retirement Plan account (see “Compensation Discussion and Analysis — Retirement Plans” on p. 47). The amounts for the other Named Executives reflect Company matching contributions to employee 401(k) accounts (see “Compensation Discussion and Analysis — Executive Summary” on p. 32).

(v)The amount shown for Mr. Mulally primarily reflects Company contributions to a nonqualified benefit equalization plan related to the Ford Retirement Plan. The amounts shown for Messrs. Booth, Ford, Fields, and Fleming reflect contributions made to a nonqualified benefit equalization plan related to the Company’s 401(k) plan (see Nonqualified Deferred Compensation in 2010 Table and footnotes 1 and 2 on pp. 63-64). Furthermore, the amount for Mr. Fleming includes various payments related to his international service assignment, such as cost-of-living adjustments and income tax return preparation. These benefits are generally available to any level of employee who is on an international assignment.

Grants of Plan-Based Awards in 2010

			Estimated Future Payouts Under			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
									All	All
									Other	Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
									Number	Number of	or Base	Value of
									of Shares	Securities	Price of	Stock and
									of Stock	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	#(3)	(#)(4)	($/Sh)(5)	($)(6)
Alan Mulally	3/3/2010	2/25/2010					591,016					7,492,493
	3/3/2010	2/25/2010								1,040,221	12.69	7,499,993
	3/29/2010	3/10/2010	—	3,500,000	7,000,000

L. W. K. Booth	3/3/2010	2/25/2010					78,802					998,997
	3/3/2010	2/25/2010							17,966			227,989
	3/3/2010	2/25/2010								171,983	12.69	1,239,997
	3/29/2010	3/10/2010	—	1,250,000	2,500,000

William Clay Ford, Jr.	3/3/2010	2/25/2010					275,807					3,496,491
	3/3/2010	2/25/2010								485,436	12.69	3,499,994
	8/5/2010	8/5/2010								1,320,754	12.98	9,535,844
	3/29/2010	3/10/2010	—	1,000,000	2,000,000

Mark Fields	3/3/2010	2/25/2010					78,802					998,997
	3/3/2010	2/25/2010							18,344			232,785
	3/3/2010	2/25/2010								171,983	12.69	1,239,997
	3/29/2010	3/10/2010	—	1,350,000	2,700,000

John Fleming	3/3/2010	2/25/2010					59,101					749,242
	3/3/2010	2/25/2010							58,896			747,390
	3/3/2010	2/25/2010								128,987	12.69	929,996
	3/29/2010	3/10/2010	—	785,000	1,570,000

(1)The amounts shown in columns (e) and (f) represent the target and maximum amounts payable for 2010 performance under the Incentive Bonus Plan. Our Incentive Bonus Plan does not have a formal threshold award in that there is no minimum amount payable for a certain level of performance under the plan. The Compensation Committee exercises discretion as to whether to make payouts if performance does not achieve target levels. The material terms of the awards are described in “Compensation Discussion and Analysis — Annual Compensation — B. Incentive Bonuses” at pp. 39-42. For awards made under the Incentive Bonus Plan for 2010 performance, see column (g) of the Summary Compensation Table and footnote 4 on pp. 51-53.

(2)The amount shown in column (h) for each of the Named Executives reflects the target amount of annual Performance Units grants for the 2010 performance period. The target amount of the opportunity for 2010 performance was measured against the metrics and weightings discussed in “Compensation Discussion and Analysis — Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants” on pp. 43-45. The Final Awards of Restricted Stock Units earned for 2010 performance have a two-year restriction period and will not pay Dividend Equivalents during the restriction period. No Dividend Equivalents were paid during the 2010 performance period for this award opportunity. Following the restriction period, shares of Ford common stock will be issued, less shares withheld for tax withholding.

(3)The amounts shown in column (j) for Messrs. Booth and Fields represent a supplemental grant of time-based Restricted Stock Units (see “Compensation Discussion and Analysis — Equity Compensation — A. Annual Performance Unit and Stock Option Grants” on pp. 43-45). The Restricted Stock Units have a three year restriction period. For Mr. Fleming the amount in column (j) represents a supplemental grant of 13,191 of time-based Restricted Stock Units with a three year restriction period and an incentive grant of 45,705 time-based Restricted Stock Units with a two year restriction period (see “Compensation Discussion and Analysis — Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants” and “B. 2009 Incentive Grants” on pp. 43-45). No Dividend Equivalents will be paid during the restriction period for the awards listed in column (j). Following the restriction period, shares of Ford common stock will be issued, less any shares withheld to cover tax withholding.

(4)The amounts shown in column (k) represent 10-year stock option grants. In general, 33% of each stock option grant vests one year after the grant date, 33% after two years, and 34% after three years. Any unexercised options expire after ten years. If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all options generally end upon termination of employment or are exercisable for a specified period. Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance. In general, each grantee agrees to remain a Ford employee for at least one year from the date of the option grant. Mr. Ford received two option grants in 2010. The first amount shown relates to the 2010 annual stock option grant. The second amount shown relates to the 2008 option grant that he would have received in 2008 but for his commitment to forego compensation until the Company’s Automotive sector returned to full-year profitability, excluding special items (see column (f) of the Summary Compensation Table and footnote 1 thereto on pp. 51-52).

(5)The exercise price of the options is the closing price of Ford common stock traded on the NYSE on the effective date of the grant (see “Compensation Discussion and Analysis — Equity-Based Compensation — C. Timing of Awards” on pp. 45-46).

(6)The amounts shown in column (m) represent the full grant date value of each equity-based award shown in the table for each Named Executive computed under FASB ASC Topic 718.

Outstanding Equity Awards at 2010 Fiscal Year-End

Option Awards						Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
			Equity					Equity Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
			Number of			Number of	Value of	Unearned	of Unearned
			Securities			Shares or	Shares or	Shares, Units	Shares, Units
			Underlying			Units of	Units of	or Other	or Other
	Number of Securities		Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Underlying Unexercised		Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options (#)		Options(1)	Price	Expiration	Vested(3)	Vested(4)	Vested(5)	Vested(6)
Name	Exercisable	Unexercisable	(#)	($)	Date(2)	(#)	($)	(#)	($)
Alan Mulally		1,040,221		12.69	03/02/2020	4,958,708	83,256,707	4,417,546	74,170,597
	1,650,000	3,350,000		1.96	03/10/2019
	2,350,440	1,210,834		6.14	03/04/2018
	1,680,672			7.55	03/04/2017
	3,000,000			8.28	08/31/2016
	250,000		750,000	8.28	08/31/2011

L. W. K. Booth		171,983		12.69	03/02/2020	651,786	10,943,487	78,802	1,323,086
	248,316	504,159		1.96	03/10/2019
	249,056	128,302		6.14	03/04/2018
	742,296			7.55	03/04/2017
	47,000			16.91	03/14/2012
	100			24.49	06/28/2011
	33,000			30.19	03/08/2011

William Clay Ford, Jr.		1,320,754		12.98	08/04/2020	1,788,642	30,031,299	3,145,807	52,818,100
		485,436		12.69	03/02/2020
	1,145,100	2,324,900		2.84	03/26/2019
	1,685,393			12.49	03/10/2015
	1,587,301			16.49	01/04/2014
	62,396			15.98	12/30/2013
	67,446			16.12	06/27/2012
	66,845			16.42	03/27/2012
	4,000,000			15.13	01/30/2012
	48,543			15.36	01/10/2012

Mark Fields		171,983		12.69	03/02/2020	760,637	12,771,095	78,802	1,323,086
	248,316	504,159		1.96	03/10/2019
	249,056	128,302		6.14	03/04/2018
	1,320,587			7.55	03/04/2017
	100,000			7.83	03/09/2016
	87,500			12.49	03/10/2015
	50,000			13.26	03/11/2014
	67,001			7.55	03/18/2013
	65,000			16.07	04/30/2012
	75,000			16.91	03/14/2012
	45,000			30.19	03/08/2011

John Fleming		128,987		12.69	03/02/2020	725,468	12,180,608	59,101	992,306
		378,119		1.96	03/10/2019
		57,021		6.14	03/04/2018
	13,624			7.83	03/09/2016
	22,000			12.49	03/10/2015
	42,000			13.26	03/11/2014
	21,441			7.55	03/18/2013
	50,000			16.91	03/14/2012
	35,000			30.19	03/08/2011

(1)Effective September 1, 2006, Mr. Mulally received 1,000,000 five year performance-based options. The options vest based on the closing price of our common stock on the NYSE reaching certain thresholds that are maintained for a period of at least 30 consecutive trading days as follows: 250,000 options vest after our common stock closes at least $15 per share for such a period; an additional 250,000 options vest after our common stock closes at least $20 per share for such a period; an additional 250,000 options vest after our common stock closes at least $25 per share for such a period; and an additional 250,000 options vest after our common stock closes at least $30 per share for such a period. On December 15, 2010, 250,000 options vested after the price of our common stock closed above $15 on the NYSE for 30 consecutive trading days.

(2)The table below details the vesting schedule for stock option grants based on the termination date of the relevant grant. In general, option grants vest 33% one year after the grant date, 33% two years after the grant date, and 34% three years after the grant date.

Option Expiration Dates	Option Vesting Dates
	33%	33%	34%
08/04/2020	08/05/2011	08/05/2012	08/05/2013

03/02/2020	03/03/2011	03/03/2012	03/03/2013

03/26/2019	03/27/2010	03/27/2011	03/27/2012

03/10/2019	03/11/2010	03/11/2011	03/11/2012

03/04/2018	03/05/2009	03/05/2010	03/05/2011

03/04/2017	03/05/2008	03/05/2009	03/05/2010

08/31/2016	09/01/2007	09/01/2008	09/01/2009

03/09/2016	03/10/2007	03/10/2008	03/10/2009

03/10/2015	03/11/2006	03/11/2007	03/11/2008

03/11/2014	03/12/2005	03/12/2006	03/12/2007

01/04/2014	01/05/2005	01/05/2006	01/05/2007

12/30/2013	12/31/2004	12/31/2005	12/31/2006

03/18/2013	03/19/2004	03/19/2005	03/19/2006

06/27/2012	06/28/2003	06/28/2004	06/28/2005

04/30/2012	05/01/2003	05/01/2004	05/01/2005

03/27/2012	03/28/2003	03/28/2004	03/28/2005

03/14/2012	03/15/2003	03/15/2004	03/15/2005

01/30/2012	01/31/2003	01/31/2004	01/31/2005

01/10/2012	01/11/2003	01/11/2004	01/11/2005

06/28/2011	06/29/2002	06/29/2003	06/29/2004

03/08/2011	03/09/2002	03/09/2003	03/09/2004

(3)The amount shown for Mr. Mulally consists of the following two awards: (i) a Final Award of 4,822,703 Restricted Stock Units awarded in March 2010 for 2009 performance; and (ii) a Final Award of 136,005 Restricted Stock Units awarded in March 2009 for 2008 performance (see immediately following paragraph for discussion of metrics and weightings). The restrictions on the March 2010 award will lapse on March 3, 2012, and restrictions on the March 2009 award lapsed on March 11, 2011. In each case shares of Ford common stock have been or will be issued, less shares withheld for tax withholding.

For Messrs. Booth and Fields the amounts shown in column (g) represent: Final Awards of Restricted Stock Units awarded in March 2008, March 2009, and March 2010 earned for 2007, 2008, and 2009 performance related to the following programs: (i) annual Performance Unit grants for the 2008 and 2009 performance; (ii) the Senior Executive Retention Program grant related to the 2007, 2008, and 2009 performance; and (iii) supplemental time-based Restricted Stock Unit awards (see footnote 3 to Grants of Plan-Based Awards in 2010 Table on pp. 55-56). The

restrictions on the Final Awards awarded in March 2009 lapsed on March 11, 2011 for the awards related to the 2008 annual Performance Unit grant and March 3, 5 and 11, 2011 for the awards related to the Senior Executive Retention Program and restrictions will lapse on March 3, 2012 for Final Awards related to the 2009 annual Performance Unit grant. When restrictions lapse, shares of Ford common stock are issued, less shares withheld for tax withholding. Dividend Equivalents are not paid during the performance period or the restriction period for any of the Final Awards. The performance metrics were the same for the annual Performance Unit grants and the Senior Executive Retention Program grants. The Committee reviewed performance towards the achievement of specific goals relating to the following metrics: Global PBT (55% weight for Corporate and 40% weight for individual Business Units); Business Unit PBT (0% weight for Corporate and 15% weight for individual Business Units); Total Automotive Operating-Related Cash Flow (20% weight); and Cost Performance, Market Share, and Quality (8.33% weight each). For the 2007 performance period, the data showed that we mostly met all our performance goals, except for Market Share. Based on its review of performance results, the Committee determined that 88% to 98% (depending on Business Unit) of the target value of the Restricted Stock Units had been earned for the 2007 performance period. For the 2008 performance period, the data showed that we did not meet our PBT and Total Automotive Operating-Related Cash Flow goals, we partially met our Market Share goal, we mostly met our Quality goal, and we fully met our Cost Performance goal. Based on its review of performance results, the Committee determined that 14% to 19% (depending on Business Unit) of the target value of the Restricted Stock Units had been earned for the 2008 performance period. For the 2009 performance period, the data showed that we met our PBT, Total Automotive Operating-Related Cash Flow, and Cost Performance goals, and we mostly met our Market Share and Quality goals. Based on its review of performance results, the Committee determined that 95% to 97% (depending on Business Unit) of the target value of the Restricted Stock Units had been earned for the 2009 performance period. The following table shows the Final Award under each program for Messrs. Booth and Fields:

	Annual Performance Unit Grant		Senior Executive Retention Program
Named Executive	2008 Performance Year	2009 Performance Year	2007 Performance Year	2008 Performance Year	2009 Performance Year

L. W. K. Booth	26,487	368,367	108,807	19,012	111,147
Mark Fields	22,819	376,122	154,679	23,796	164,877

The supplemental awards were 17,966 and 18,344 time-based Restricted Stock Units for Messrs. Booth and Fields, respectively (see “Compensation Discussion and Analysis — Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants” on pp. 43-45). These awards will vest on March 3, 2013. When the restrictions lapse, shares of Ford common stock will be issued, less shares withheld for tax withholding. Dividend Equivalents are not paid during the performance or restriction period.

The amount shown for Mr. Fleming consists of the following awards: (i) Final Award of 270,458 Restricted Stock Units awarded in March 2010 for 2009 performance; (ii) 13,461 Restricted Stock Units awarded in March 2009 for 2008 performance; (iii) 382,653 Restricted Stock Units as an incentive grant awarded in March 2009; (iv) 13,191 Restricted Stock Units as a supplemental grant awarded in March 2010 (see footnote 3 to Grants of Plan-Based Awards in 2010 Table on pp. 55-56); and (v) 45,705 Restricted Stock Units as an incentive retention grant awarded in March 2010. For the terms of the Final Awards of Restricted Stock Units awarded for 2008 and 2009 performance period, see the second paragraph of this footnote. The Restricted Stock Units awarded pursuant to the 2009 Incentive Grants will vest on March 11, 2011. The supplemental ((iv) above) and the incentive grants ((v) above) awarded in March 2010 vest on March 3, 2013 and March 3, 2012, respectively. When the restrictions lapse, shares of Ford common stock will be issued, less shares withheld for tax withholding. Dividend Equivalents are not paid during the restriction period for any of these awards.

The amount shown for Mr. Ford consists of the following awards: (i) 2,568 Ford stock units resulting from deferral of director fees that were credited to his account pursuant to the Deferred Compensation Plan for Non-Employee Directors while he served as a non-employee director of the Company (for a description of the terms of these Ford stock units, see Director Compensation — Deferred Compensation Plan on p. 29); (ii) Final Award of 1,700,500 Restricted Stock Units awarded in August 2010 for 2009 performance; and (iii) 85,574 Restricted Stock Units awarded in August 2010 for 2008 performance. The Restricted Stock Units awarded in August 2010 will vest on August 5, 2012 (see footnote 1 to Summary Compensation Table on pp. 51-52 for an explanation of Mr. Ford’s stock awards in 2010).

(4)The market value shown was determined by multiplying the number of units shown in column (g) by the closing price of Ford common stock, $16.79, on December 31, 2010.

(5)The amounts shown for the Named Executives consist of grants of Performance Units granted in 2010. The amounts shown assume that the target amount of each award is earned. The Compensation Committee determined the effective date of the Final Awards for such grants to be March 3, 2011. See footnote 2 to the Grants of Plan-Based Awards in 2010 Table on p. 55 for a description of the vesting schedule for the Performance Unit Final Awards. For Messrs. Mulally and Ford, the amounts shown in column (i) also include 3,826,530 and 2,870,000 Performance Units, respectively, that had a two-year performance period that ended December 31, 2010 (see “Compensation Discussion and Analysis — Equity-Based Compensation — B. 2009 Incentive Grants” on p. 45). Final Awards relating to these Performance Units were awarded in unrestricted common stock on March 3, 2011.

(6)The market value shown was determined by multiplying the number of units shown in column (i) by the closing price of Ford common stock, $16.79, on December 31, 2010. The number of units assumes that the target level was achieved for the Performance Units granted in 2009 and 2010. For more information on the Final Awards for 2010 performance, see “Compensation Discussion and Analysis — Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants” and “B. 2009 Incentive Grants” on pp. 43-45.

Option Exercises And Stock Vested in 2010

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise(1)	Acquired on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)
Alan Mulally	—	—	715,230	9,297,990

L. W. K. Booth	386,915	2,898,896	81,913	1,064,869

William Clay Ford, Jr.	1,772,854	5,708,376	—	—

Mark Fields	—	—	104,198	1,354,574

John Fleming	445,482	3,530,353	51,725	672,425

(1)The amounts shown in columns (c) and (e) represent the aggregate dollar amount realized by the Named Executives upon the exercising of stock options and/or the vesting of stock awards. We computed the aggregate dollar amount realized upon the exercise of stock options by determining the difference between the market price of our stock at exercise and the exercise price of the options. We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the market value (closing price) of Ford common stock on the vesting date.

Pension Benefits in 2010(1)

(a)	(b)	(c)	(d)	(e)
		Number of	Present Value
		Years Credited	of Accumulated	Payments During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
Alan Mulally(2)	NA	NA	NA	NA

L. W. K. Booth	GRP	13.4	534,242	0
	SERP	33	7,146,289	0
	GRP-BEP	13.4	2,197,137	0
	ESAP	33	2,030,242	0

William Clay Ford, Jr.(3)	GRP	15.8	329,294	0
	SERP	24.5	3,161,630	0
	GRP-BEP	24.5	3,944,921	0
	ESAP	24.5	2,578,673	0

Mark Fields	GRP	21.5	453,497	0
	SERP	21.5	1,502,826	0
	GRP-BEP	21.5	2,261,662	0
	ESAP	21.5	1,846,003	0

John Fleming	GRP	12	427,044	0
	SERP	43.3	5,469,110	0
	GRP-BEP	12	905,480	0
	ESAP	43.3	2,128,034	0

(1)The General Retirement Plan (“GRP”) provides a flat-rate benefit of up to $47.45 per month for each year of non-contributory participation by employees in the United States hired before January 1, 2004, and contributory benefits for each year of contributory participation in which salaried employees contribute 1.5% of base salary up to applicable limit of the Internal Revenue Code (“Code”) — $245,000 in 2009 and 2010.

Contributory benefits are calculated as follows:

Contributory Benefit =

(1.5% × Final Avg. Pay) × Contributory Service Years,		0.4% × Final Avg. Pay in excess of
plus up to two years of waiting period service	+	Breakpoint × Contributory Service Years

(maximum 35 service years)

“Final Average Pay” is the average of the five highest consecutive December 31 monthly base salaries out of the last 10 years of contributory participation.

“Breakpoint” is 150% of Covered Compensation as of January 1 of the year of retirement.

“Covered Compensation” is the average of the Social Security wage base for the preceding 35 years for someone reaching normal retirement age.

Normal retirement is at age 65 with one or more years of credited pension service. Employees who are age 55-64 and have at least 10 years of credited pension service, or employees with 30 or more years of credited pension service who are not yet age 65, may elect to retire early and receive reduced contributory and non-contributory benefits. In addition, Social Security bridging benefits are payable until age 62 and one month. Survivorship coverage is available under the GRP. Under the normal payment method for married participants (65% Qualified Joint and Survivor Annuity), there is a 5% reduction in benefits where the spouse is within five years of the employee’s age.

The Benefit Equalization Plan (“GRP-BEP”) provides eligible U.S. employees with benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Code limitations.

The Supplemental Executive Retirement Plan (“SERP”) provides certain eligible executives with an additional monthly benefit after separation from service equal to Final Five Year Average Base Salary multiplied by credited pension service and further multiplied by an applicable percentage (0.2% to 0.9% depending upon position at separation from service), reduced for separation from service prior to age 62. To be eligible, an executive must separate from service with the approval of the Company at or after age 55, have at least 10 years of credited pension service, and must generally have at least five continuous years of service at an eligible position. In addition, the SERP may provide annuities based on Company earnings, the executive’s performance, and other factors. In addition, for separation from service effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include foreign subsidiary service, the SERP provides an additional monthly benefit to equalize the total retirement benefits payable from the Company’s retirement plans to an amount that would have been payable under the GRP and GRP-BEP if the executive’s subsidiary service had been recognized as contributory service under those plans. Mr. Booth and Mr. Fleming have years of foreign subsidiary service which qualifies them for a SERP Parity Benefit. For 2009 and 2010 these SERP Parity Benefits are estimated as follows:

		Estimated SERP Parity	Estimated SERP Parity
Name	Years of Foreign Service	Benefit 2009	Benefit 2010

L. W. K. Booth	19.60	$21,676	$23,679
John Fleming	31.30	$19,660	$21,072

These SERP benefits are included in the amounts shown in column (d) above.

The Executive Separation Allowance Plan (“ESAP”) provides benefits to certain eligible executives who have at least five years of eligible executive service, have at least ten years of GRP contributory membership, and who separate employment after age 55 and prior to age 65. Benefits are payable (reduced by any GRP benefit distribution) to the eligible executive or his or her eligible surviving spouse until the executive reaches age 65. The amount of the benefit is a percentage of monthly base salary (not to exceed 60%) based on age and service equal to 1% per year of service (but not less than 15%) plus 1/2% for each month that age at separation exceeds 55 (maximum of 30%).

To achieve several business goals, periodically we offer benefits under the Select Retirement Plan (“SRP”), a voluntary separation program offered from time-to-time for select U.S. management employees. To be eligible, selected employees generally had to be at least age 52 with 10 or more years of service. Since this is a program that is offered at the Company’s discretion, it is not included in the Pension Benefits Table above.

The following assumptions are used in calculating the present value of the accumulated benefit:

•	The age at which benefits are assumed payable is the greater of (i) current age or (ii) age 65 for the GRP and GRP-BEP; age 62 for the SERP; and age 55 for the ESAP. Current age is measured as of December 31, 2010;

•	Current compensation is used for purposes of the benefit calculations; and

•	Present Value of Accumulated Benefit (column d) is calculated assuming a single life annuity; the mortality table of RP-2000 projected to 2015; and a discount rate of 5.3% for the GRP; 5.3% for the BEP (DB); 5.2% for the SERP; 5.0% for the SRP; and 4.5% for the ESAP as of December 31, 2010.

The present values include amounts relating to employee contributions.

Mr. Booth has 19.6 years of credited pension service under a Ford Motor Company Britain pension plan. At present, he would be entitled to an annual benefit from that plan of $104,410 (GBP 75,348). Similarly, Mr. Fleming has 31.30 years of credited pension service under a Ford Motor Company Britain pension plan. At present, he would be entitled to an annual benefit from that plan of $105,829 (GBP 76,381).

Code Section 409A governs the timing for income inclusion of amounts under our supplemental retirement plans. Our supplemental retirement plans presently meet the requirements of Section 409A. As a result, employees generally will be taxed when compensation is received under these plans; however, distribution of these amounts may be delayed for six months following separation from service.

(2)Mr. Mulally does not participate in the GRP, SERP, GRP-BEP, or ESAP. Ford has a different tax qualified retirement plan, the Ford Retirement Plan (“FRP”), for salaried employees hired or rehired on or after January 1, 2004 in the U.S. See Nonqualified Deferred Compensation in 2010 Table below.

(3)The SERP, GRP-BEP and ESAP plans provide Mr. Ford with a benefit using a notional base annual salary because he did not receive a cash salary from November 2001 until August 2010.

Nonqualified Deferred Compensation in 2010(1)

	(b)	(c)	(d)		(f)
	Executive	Registrant	Aggregate	(e)	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
(a)	Fiscal Year	Fiscal Year (2)	Fiscal Year (3)	Distributions	Year-End (4)
Name	($)	($)	($)	($)	($)
Alan Mulally	NA			NA

DCP		—	—		—

BEP-SSIP/FRP		98,175	64,547		508,029

L. W. K. Booth	NA			NA

DCP		—	202,601		506,121

BEP-SSIP		29,775	80,344		215,474

William Clay Ford, Jr.	NA			NA

DCP		—	—		—

BEP-SSIP		5,775	107		5,882

Mark Fields	NA			NA

DCP		—	—		—

BEP-SSIP		32,775	24,569		139,938

John Fleming	NA			NA

DCP		—	1,234		47,093

BEP-SSIP		15,938	9,139		54,555

(1)There are two non-tax qualified deferred compensation plans represented in the above table: (i) the deferred compensation plan (“DCP”); and (ii) the benefit equalization plan with sub-accounts that relate to the Savings and Stock Investment Plan (“SSIP”) and the Ford Retirement Plan (“FRP”). Both of these plans are unfunded. Notional amounts are credited by book entry to the participant’s account. Participants choose how to allocate the notional amounts from a menu of investment measurement options used solely for the purpose of valuing the participant’s account. These are considered notional investments. The performance of an individual’s investment option(s) tracks the notional value as if an actual investment was made in such option(s).

For the DCP and the BEP-SSIP sub-account, investment options include: target-date retirement funds; passively and actively managed domestic and international equity funds; fixed income funds; a Company common stock fund; and a stable value fund. Participants may change their investment elections at any time. The BEP-FRP sub-account offers a subset of these investment measurement options, which does not include a Company common stock fund.

Distribution of account balances from these non-qualified plans may be delayed for six months in accordance with Code Section 409A.

Under the DCP, certain employees, including the Named Executives, may defer up to 100% of awards under the Incentive Bonus Plan (or other similar plan). New hires may also defer any new hire payments payable in cash. Additionally, such employees may defer up to 50% of their base salary under the DCP. Messrs. Booth and Fleming are the only Named Executive to have a balance in the DCP at December 31, 2010. Deferral elections are made by eligible employees in June of each year for amounts to be earned or awarded (with regard to the Incentive Bonus Plan) in the following year. At the time of deferral, participants also elect when distribution of such deferrals will be made in future years. Employees may elect a lump sum payment while still employed or distribution after separation from service in either a lump sum or annual installments over a number of years up to ten. Deferrals not allocated by participants will be allocated to the DCP default investment option. Employees may reallocate deferrals at any time. Due to low participation and high administrative complexity, we suspended enrollment in the DCP in 2010.

The BEP-SSIP sub-account preserves benefits that are substantially equal to any Company matching contributions that would have been made under the SSIP but limited due to Code limitations. The BEP-FRP sub-account provides notional credits equivalent to Company contributions to employees’ FRP accounts due to Code limitations. The FRP is a tax qualified, defined contribution profit sharing plan for employees hired or rehired beginning January 1, 2004. The Company makes scheduled contributions to a participant’s FRP account calculated as a percentage of base salary using a percentage established based on an employee’s age. Initial notional credits to both the BEP-SSIP/FRP sub-accounts are allocated to each sub-account’s default investment option. Thereafter, participants may transfer the credits to any other investment option available under the respective plans and also elect how any future notional credits are allocated. Vested account balances of both the BEP-SSIP/FRP sub-accounts are distributed in cash in a lump sum as soon as practicable after death or separation from Ford. An employee becomes fully vested under these sub-accounts three years from their original date of hire with Ford. All of the Named Executives participate in the BEP-SSIP. In addition, Mr. Mulally participates in the BEP-FRP.

(2)The amounts shown in column (c) for the Named Executives are reflected in column (i) of the Summary Compensation Table on p. 51 and represents credits made to their BEP-SSIP/FRP sub-accounts, respectively.

(3)None of the amounts shown in column (d) are reflected in the Summary Compensation Table.

(4)The following amounts were reported in the Summary Compensation Table in prior years: Mr. Mulally: $361,983; Mr. Booth: $36,812; and Mr. Fields: $49,238.

Potential Payments Upon Termination or Change in Control

We maintain certain plans whereby we provide compensation and benefits to executives, including the Named Executives, in the event of a termination of employment. For disclosure of benefits pursuant to employment separation under our qualified and nonqualified pension plans for each of the Named Executives, see the Pension Benefits in 2010 Table and related footnotes on pp. 61-63. For disclosure of payments due, if any, to each of the Named Executives pursuant to our nonqualified deferred compensation plans, please see the Nonqualified Deferred Compensation in 2010 Table and related footnotes on pp. 63-64. In the tables below, Messrs. Booth and Fleming are the only Named Executives shown as receiving amounts in the “Normal Retirement” column because they are the only Named Executives who qualify for normal retirement under our plans.

With respect to Mr. Mulally, we entered into an agreement whereby if Mr. Mulally’s employment is terminated for reasons other than for cause during the first five years of his employment or if there is a change in control of the Company during the first five years of his employment and he terminates his employment for good reason, we will provide certain compensation and benefits. We do not have any other formal agreements with any other Named Executive regarding acceleration or provision of benefits related to termination of employment; however, those

Named Executives may be entitled to certain compensation and benefits under our plans in such circumstances. Any post-termination arrangements for Named Executives are discussed below.

The following tables for the Named Executives assume that the relevant triggering event occurred on December 31, 2010. Unless otherwise noted, the fair market values of stock-based compensation (e.g., restricted stock, Restricted Stock Units, etc.) were calculated using the closing price of Ford common stock ($16.79) on the NYSE on December 31, 2010. The “spread,” that is, the difference between the fair market value of our stock on December 31, 2010, and the option exercise price was used for valuing stock options.

Alan Mulally

						(g)
		(c)		(e)		Involuntary or
	(b)	Early	(d)	Involuntary Not	(f)	Good Reason	(h)
(a)	Voluntary	Retirement	Normal	for Cause	For Cause	Termination	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	(CIC)	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)	($)
Compensation:
Salary ($1.4 million)(1)	0	0	0	2,800,000	0	2,800,000	0

Incentive Bonus Plan (175% of Salary)(2)	0	0	0	7,000,000	0	7,000,000	0

Restricted Stock Units(3)	0	0	0	0	0	83,256,707	83,256,707

Performance Units(4)	0	0	0	0	0	73,376,733	73,376,733

Stock Options Unvested and Accelerated(5)	0	0	0	0	0	62,575,882	0

Benefits and Perquisites:

Evaluation Vehicles(6)	0	0	0	0	0	0	45,748

Life Insurance Proceeds	0	0	0	0	0	0	4,200,000

Total:	0	0	0	9,800,000	0	229,009,322	160,879,188

(1)Pursuant to Mr. Mulally’s employment agreement, if a relevant triggering event occurs, we will pay Mr. Mulally two times his annual base salary.

(2)Pursuant to Mr. Mulally’s employment agreement, if a relevant triggering event occurs, we will pay Mr. Mulally two times his targeted bonus. We agreed that for 2010, Mr. Mulally’s target bonus would be 175% of his base salary, assuming a base salary of $2 million, which was Mr. Mulally’s salary prior to his voluntary 30% reduction for 2009 and 2010.

(3)The amounts shown in columns (g) and (h) include a Final Award of 4,958,708 Restricted Stock Units (see Outstanding Equity Awards at 2010 Fiscal Year-End Table and footnote 3 thereto on pp. 57-60).

(4)The performance period for the 2010 Performance Unit opportunity ended on December 31, 2010 (see column (h) of Grants of Plan-Based Awards in 2010 Table and footnote 2 on p. 55). Consequently, the amounts shown reflect: (i) Final Awards of Restricted Stock Units awarded on March 3, 2011; and (ii) Final Award of unrestricted common stock related to Performance Units granted pursuant to the 2009 Incentive Grants valued at December 31, 2010 (see “Compensation Discussion and Analysis — Equity-Based Compensation — B. 2009 Incentive Grants” on p. 45). Pursuant to our Long-Term Incentive Plans, if a change in control occurs, any unvested Restricted Stock Unit shall terminate, but if six months has lapsed from the grant date of the Restricted Stock Unit, such Restricted Stock Unit shall convert to shares of common stock immediately prior to the change in control.

(5)Pursuant to our Long-Term Incentive Plans, if a change in control occurs, any outstanding option shall terminate; but if one year has lapsed from the grant date of the option, any unvested portion of an option grant becomes exercisable immediately prior to the change-in-control. As of December 31, 2010, 4,560,834 options would become exercisable under this provision.

(6)The amount shown reflects the recent average cost for vehicles under our surviving spouse vehicle program. Under that program the surviving spouse receives a car allowance to purchase one of our products. The costs include the A-Plan price of the vehicle, sales tax, and title, registration and document fees.

Under the agreement between Mr. Mulally and the Company relative to the benefits summarized in the table above, the terms below are defined as follows:

“For Cause” termination means: (a) any act of dishonesty or knowing or willful breach of fiduciary duty on Mr. Mulally’s part that is intended to result in his personal enrichment or gain at the expense of the Company; or (b) the commission of a felony involving moral turpitude or unlawful, dishonest or unethical conduct that a reasonable person would consider damaging to the reputation or image of Ford; or (c) any material violation of the published standards of conduct applicable to officers or executives of Ford that warrants termination; or (d) insubordination or refusal to perform assigned duties or to comply with the lawful directions of his supervisors; or (e) any deliberate, willful or intentional act that causes substantial harm, loss, or injury to Ford.

“Change in Control” means:

(a)	The direct or indirect acquisition by any person of beneficial ownership, through a purchase, merger, or other acquisition transaction or series of transactions occurring within a 24 month period, of securities of the Company entitling such person to exercise 50% or more of the combined voting power of the Company’s securities;

(b)	The transfer, whether by sale, merger or otherwise, in a single transaction or in a series of transactions occurring within a 12 month period, of all or substantially all of the business and assets of the Company in existence as of the date of this Agreement to any person; or

(c)	The adoption of a plan of liquidation or dissolution of the Company.

“Good Reason” means the occurrence, without Mr. Mulally’s express written consent, of any of the following events during the Protected Period (which is the two year period beginning as of the date of a Change in Control):

(a)	Subject to the provision regarding duplication of payments below, a reduction of Mr. Mulally’s base salary in effect immediately prior to a Change in Control or of such higher base salary as may have been in effect at any time during the Protected Period, except in connection with the termination of his employment For Cause or on account of long-term disability or death;

(b)	Subject to the provision regarding duplication of payments below, the failure to pay Mr. Mulally any portion of his aggregate compensation including, without limitation, annual bonus, long-term incentive, and any portion of his compensation deferred under any plan, agreement, or arrangement that is payable or has accrued prior to a Change in Control, within thirty days of the date payment of any such compensation is due;

(c)	The failure to afford Mr. Mulally annual bonus and long-term cash incentive compensation target opportunities at a level which, in the aggregate, is at least equal to 80% of the aggregate level of annual bonus and long-term cash incentive compensation target opportunities made available to him immediately prior to the Change in Control, except in connection with the termination of his employment For Cause or on account of long-term disability or death; or

(d)	Notwithstanding any other provision of the agreement between Mr. Mulally and the Company, Mr. Mulally shall have the right to terminate his employment, with such termination being deemed as if a termination for Good Reason during the Protected Period, if any successor to the Company does not assume these obligations upon a Change in Control.

If, upon termination of his employment, Mr. Mulally is entitled to a payment or benefit under an agreement or Company plan, he is not entitled to any duplicative payment or benefit under the agreement with the Company, but may only receive the greater of such payment or benefit, determined on an item by item basis. Additionally, if Mr. Mulally leaves Ford and accepts the severance payments described above, he may not join a competitor for five years after the date of his employment termination. He also will be required to sign an acceptable general release and an agreement not to engage in inimical conduct towards the Company.

Code Section 280G disallows a company’s tax deduction for “excess parachute payments.” Certain of the payments to which Mr. Mulally is entitled under the change in control provisions may be considered excess parachute payments. Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Section 280G. Not all of the payments to which Mr. Mulally may become entitled upon a change in control would be excess parachute payments.

L. W. K. Booth

					(f)
		(c)			Involuntary
	(b)	Early	(d)	(e)	Not	(g)	(h)
(a)	Voluntary	Retirement	Normal	Change In Control	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	(CIC)	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)	($)
Compensation:

Incentive Bonus Plan(1)	0	0	2,250,000	0	0	0	2,250,000

Performance Units(2)	0	0	1,217,225	1,217,225	0	0	1,217,225

Restricted Stock Units(3)	0	0	0	10,943,487	0	0	10,943,487

Stock Options(4)	0	0	0	8,843,094	0	0	0

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	11,827	0	0	0	45,748

Life Insurance Proceeds	0	0	0	0	0	0	3,750,000

Total:	0	0	3,479,052	21,003,806	0	0	18,206,460

William Clay Ford, Jr.

					(f)
		(c)		(e)	Involuntary
	(b)	Early	(d)	Change In	Not	(g)	(h)
(a)	Voluntary	Retirement	Normal	Control	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	(CIC)	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)	($)
Compensation:

Incentive Bonus Plan(1)	0	0	0	0	0	0	1,800,000

Performance Units(2)	0	0	0	52,447,628	0	0	52,447,628

Restricted Stock Units(3)	0	0	0	29,988,182	0	0	29,988,182

Stock Options(4)	0	0	0	34,422,643	0	0	0

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	0	0	0	0	45,748

Life Insurance Proceeds	0	0	0	0	0	0	4,200,000

Total:	0	0	0	116,898,453	0	0	88,481,558

Mark Fields

					(f)
		(c)		(e)	Involuntary
	(b)	Early	(d)	Change In	Not	(g)	(h)
(a)	Voluntary	Retirement	Normal	Control	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	(CIC)	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)	($)
Compensation:

Incentive Bonus Plan(1)	0	0	0	0	0	0	2,443,500

Performance Units(2)	0	0	0	1,217,225	0	0	1,217,225

Restricted Stock Units(3)	0	0	0	12,771,095	0	0	12,771,095

Stock Options(4)	0	0	0	8,843,094	0	0	0

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	0	0	0	0	45,748

Life Insurance Proceeds	0	0	0	0	0	0	4,050,000

Total:	0	0	0	22,831,414	0	0	20,527,865

John Fleming

					(f)
		(c)		(e)	Involuntary
	(b)	Early	(d)	Change In	Not	(g)	(h)
(a)	Voluntary	Retirement	Normal	Control	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	(CIC)	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)	($)
Compensation:

Incentive Bonus Plan(1)	0	0	1,400,000	0	0	0	1,400,000

Performance Units(2)	0	0	912,906	912,906	0	0	912,906

Restricted Stock Units(3)	0	0	0	12,180,608	0	0	12,180,608

Stock Options(4)	0	0	0	6,214,779	0	0	0

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	12,055	0	0	0	45,7480

Life Insurance Proceeds	0	0	0	0	0	0	2,355,000

Total:	0	0	2,324,961	19,308,293	0	0	16,894,262

(1)See column (g) of the Summary Compensation Table on p. 51. Since the amounts in column (d) of the Summary Compensation Table are paid at the discretion of the Compensation Committee, they are not considered as a payment due upon termination or change in control.

(2)The performance period for the 2010 Performance Unit opportunity ended on December 31, 2010 (see column (h) of Grants of Plan-Based Awards in 2010 Table and footnote 2 on p. 55). Consequently, the amounts shown reflect the Final Awards of Restricted Stock Units awarded on March 3, 2011, valued at December 31, 2010. For Mr. Ford, this amount includes a Final Award of unrestricted common stock related to Performance Units granted pursuant to the 2009 Incentive Grants valued at December 31, 2010 (see “Compensation Discussion and Analysis — Equity-Based Compensation — B. 2009 Incentive Grants” on p. 45).

(3)At December 31, 2010, each of the following Named Executives had unvested Restricted Stock Units as follows: Mr. Booth: 651,786; Mr. Ford: 1,786,074; Mr. Fields: 760,637; and Mr. Fleming: 725,468. The amounts shown indicate the fair market value of the unvested Restricted Stock Equivalents as of December 31, 2010 (see footnote 3 to the Outstanding Equity Awards at 2010 Fiscal Year-End Table on pp. 58-60). The awards will vest according to the normal vesting schedule in the event of early retirement or normal retirement and will vest immediately in the event of death or disability. Pursuant to our Long-Term Incentive Plans, if a change in control occurs, any unvested Restricted Stock Unit shall terminate, but if six months has lapsed from the grant date of the Restricted Stock Unit, such Restricted Stock Unit shall convert to shares of common stock immediately prior to the change in control.

(4)Pursuant to our Long-Term Incentive Plans, if a change in control occurs, any outstanding option shall terminate; but if one year has lapsed from the grant date of the option, any unvested portion of an option grant becomes exercisable immediately prior to the change-in-control. As of December 31, 2010, options that would become exercisable under this provision are as follows: Mr. Booth: 632,461 options; Mr. Ford: 2,810,336 options; Mr. Fields: 632,461 options; and Mr. Fleming: 435,140 options.

(5)The amounts shown for evaluation vehicles under the “Normal Retirement” column for Messrs. Booth and Fleming reflect the annual cost of providing vehicles for 2010 under the Evaluation Vehicle Program for each executive (see footnote 6 to the Summary Compensation Table on pp. 54-55). The amounts shown under the “Death or Disability” column for the Named Executives reflect the recent average costs for vehicles under our surviving spouse vehicle program. Under that program, the surviving spouse receives a car allowance to purchase one of our products. The costs include the A-Plan price of the vehicle, sales tax, and title, registration and document fees.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans, including the Long-Term Incentive Plans.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to be		Equity Compensation
	Issued Upon Exercise of	Weighted-Average Exercise	Plans (Excluding
	Outstanding Options,	Price of Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights($)	Column (a))
	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders	246,440,647 (2)	13.05 (3)	145,024,751

Equity compensation plans not approved by security holders	0	0	0

Total	246,440,647	13.05	145,024,751

(1)The number of securities remaining available for future issuance under the 2008 Plan is based on a formula. The 2008 Plan provides that the maximum number of shares that may be available for Plan Awards (awards of shares of common stock, options, Performance Units, and various other rights relating to common stock) each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit is called the 2% Limit. The 2% Limit may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years under the 2008 Plan. As of December 31, 2010, the total number of issued shares of common stock was 3,707,489,637 shares and 2% of such number is 74,149,792 shares. 3% of such number is 111,224,689 shares. Additionally, any unused portion of the 2% Limit for any year may be carried forward and used in later years. For 2010, 33,800,062 shares are available for use as carry over from the unused portion of the 2% Limit from prior years, including the unexercised or undistributed portion of any terminated, expired, or forfeited Plan Award.

Additional shares may be issued under a deferred compensation plan as a result of future Dividend Equivalents, if we pay dividends on our common stock.

On March 3, 2011, 6,431,271 Restricted Stock Units were granted to certain executives as part of a long-term incentive program.

(2)This number includes the following:

(i) Long-Term Incentive Plans

173,976,426 shares subject to options; 50,265,396 shares covered by Restricted Stock Units; 22,176,880 shares representing the maximum number of shares covered by Performance Units that may be earned pursuant to rights granted, assuming the maximum payout level is achieved; and

(ii) Deferred Compensation Plan

21,945 shares, which is the approximate number of shares to be issued.

Under a deferred compensation plan, credits for common stock were credited to book entry accounts based on the fair market value of common stock at the time of the compensation deferral. Additional credits resulted from Dividend Equivalents.

(3)This is the weighted-average exercise price of 173,976,426 options outstanding under the Long-Term Incentive Plans.

Proposals Requiring Your Vote

In addition to voting for directors, the following six proposals may be voted on at the meeting. Ford will present Proposal 2, Proposal 3, and Proposal 4, and we expect the remaining three to be presented by shareholders. In accordance with SEC rules, the text of each of the shareholder proposals is printed exactly as it was submitted.

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to approve each proposal. The votes will be computed for each share as described on p. 2.

When providing your proxy, whether by telephone, the Internet, or by mail, you will be able to designate whether your shares are voted for, against, or to abstain from each of the proposals and, in the case of Proposal 4, whether your shares are voted for 1 Year, 2 Years, 3 Years, or to abstain from voting on Proposal 4. Instructions for voting for directors can be found on p. 3.

PROPOSAL 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors selects and hires the independent registered public accounting firm to audit Ford’s books of account and other corporate records. You must approve the Audit Committee’s selection for 2011.

The Audit Committee selected PricewaterhouseCoopers LLP to audit Ford’s books of account and other corporate records for 2011. PricewaterhouseCoopers LLP is well qualified to audit Ford’s books of account and other corporate records. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and answer questions.

Amounts paid by the Company to PricewaterhouseCoopers LLP for audit and non-audit services rendered in 2010 are disclosed in the Audit Committee Report (see pp. 16-17).

Ford management will present the following resolution to the meeting:

“RESOLVED, That the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company, and to review the effectiveness of the Company’s internal controls over financial reporting, for 2011 is ratified.”

The Board of Directors recommends a Vote “for” Proposal 2.

PROPOSAL 3

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executives, as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

As described in detail in the “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executives with yours. Our compensation programs are designed to reward our Named Executives for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding unnecessary or excessive risk-taking. We urge you to read the “Compensation Discussion and Analysis” on pp. 32-49 and the other related executive compensation disclosures so that you have an understanding of our executive compensation philosophy, policies, and practices.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our Named Executives, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee.

Ford management will present the following resolution to the meeting:

“RESOLVED, That the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executives, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The Board of Directors recommends a Vote “for” Proposal 3.

PROPOSAL 4

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our Named Executives, as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal 4, shareholders may indicate whether they would prefer that we conduct future advisory votes to approve the compensation of the Named Executives once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors has determined that an annual advisory vote to approve the compensation of the Named Executives will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to obtain your input on executive compensation matters. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors, or the Compensation Committee.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

Ford management will present the following resolution to the meeting:

“RESOLVED, That the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s Named Executives as set forth in the Company’s Proxy Statement should be every one year, every two years, or every three years.”

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors recommends that you vote for the option of “1 year” as the preferred frequency for advisory votes on executive compensation.

PROPOSAL 5

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., N.W., Washington, D.C. 20037, who owns 2,000 shares of common stock, has informed the Company that she plans to present the following proposal at the meeting:

RESOLVED: “That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders.” “And if no such disbursements were made, to have that fact publicized in the same manner.”

REASONS: “This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors Recommends a vote “against” Proposal 5.

Corporations are prohibited under federal and many state laws from making direct or indirect contributions to candidates or political parties. The Company has a policy not to make contributions to political candidates or organizations, nor to employ its resources for the purpose of helping to elect candidates to public office, even where permitted by law.

The Company has a political action committee, the Ford Civic Action Fund (the “Fund”). All of the contributions made by the Fund are derived from voluntary employee contributions; the Company makes no contributions. The Company does, however, pay the solicitation and administrative expenses of the Fund, which are minimal, as permitted by law. Information with respect to contributions made by the Fund in connection with federal and state elections is publicly available at the Federal Election Commission and applicable state boards of election, respectively.

Where permitted by law, the Company makes contributions with respect to state and local ballot questions and referenda that have a direct impact on the Company’s business (such as those dealing with local property taxes). Information with respect to contributions made in connection with ballot questions and referenda is publicly available through local boards of election.

The Company’s overall expenditures that would fall within the scope of the proposal are small. The proposal would require the Company to incur added expense to prepare and publish in various newspapers a detailed report of information that already is publicly available. The Board of Directors believes such expenditures are unnecessary and would serve no useful purpose for Ford or you.

The Board of Directors Recommends a vote “against” Proposal 5.

PROPOSAL 6

The Ray T. Chevedden and Veronica G. Chevedden Family Trust, 5965 S. Citrus Ave., Los Angeles, California 90043, which owns 500 shares of common stock, has informed the Company that the following proposal will be presented at the meeting:

Give Each Share An Equal Vote

RESOLVED: Shareholders request that our Board take steps to adopt a recapitalization plan for all of Ford’s outstanding stock to have one-vote per share. This would include all practicable steps including encouragement and negotiation with Ford family shareholders to request that they relinquish, for the common good of all shareholders, any preexisting rights.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts.

Ford Family shares are allowed 16-votes per share compared to the one-vote per share for regular shareholders. This dual-class voting stock reduces accountability by allowing corporate control to be retained by insiders disproportionately to their money at risk.

This proposal topic in 2010 won the all-time highest support for any Ford shareholder proposal — more than One-Billion votes. This proposal topic is believed to have received approximately 50% of the independent vote of the non-family stock. It is time that the 55-year practice of disenfranchising Ford public shareholders be changed for the common benefit of all shareholders.

The Corporate Library www.thecorporatelibrary.com an independent investment research firm said: It is difficult to see any alignment between the interests of the Ford Family and the interests of other shareholders. Former CEO William Clay Ford, Jr., his father, former longtime director William Clay Ford, Sr., and Sr.’s nephew, director and former executive Edsel B. Ford II, together own more than 40% of the shares’ voting power through dual-class stock ownership. Meanwhile former CEO William Clay Ford, Jr. was awarded more than $100 million in stock and options over five years, while shareholders suffered a loss of more than 42% of their investment value.

The danger of giving disproportionate power to insiders is illustrated by Adelphia Communications. Adelphia’s dual-class voting stock gave the Rigas family control and contributed to Adelphia’s participation in “one of the most extensive financial frauds ever to take place at a public company.” See Securities and Exchange Commission Litigation Release No. 17627 (July 24, 2002).

The SEC alleged that Adelphia fraudulently excluded more than $2 billion in bank debt from its financial statements and concealed “rampant self-dealing by the Rigas Family.” Meanwhile, the price of Adelphia stock collapsed from $20 to 79¢ in two-years.

In spite of the substantial support for this proposal topic for many years our management even petitioned the Securities and Exchange Commission in a failed attempt to prevent shareholders from even voting on this topic. Further details are in Ford Motor Company (March 7, 2005) available through SECnet http://secnet.cch.com/com/requestHandler/hrefHandler.aspx?Action=ShowNoActionBasicPage&formName=NoAc-tionBasic.

Dual-class stock companies like Ford take shareholder money but do not let shareholders have an equal voice in their company’s management. Without a voice, shareholders cannot hold management accountable.

Please encourage our board to respond positively to this proposal: Give Each Share An Equal Vote — Yes on 6.

The Board of Directors recommends a Vote “against” Proposal 6.

We oppose the proposal because it is not in the best interests of Ford or you.

The Company’s founding family has over a 100-year history of significant involvement in the affairs of Ford Motor Company. During that time, all shareholders have benefited from this involvement. Through their actions over the past century, the Ford family has proven that the long-term success of the Company for the benefit of all shareholders has been, and continues to be, the primary purpose of their involvement.

The Company’s current share capital structure, with both common and Class B stock outstanding, has been in place since Ford became a public company in 1956. Each shareholder purchasing a share of Ford stock is aware of this capital structure, and many are attracted to Ford stock by the long-term stability the Class B shareholders provide to the Company. In addition, a substantial majority of the members of the Company’s Board of Directors are independent and all of the directors act in the best interests of all shareholders, in accordance with their fiduciary duties under Delaware law and the Company’s Restated Certificate of Incorporation. Moreover, the Company is operated under sound Corporate Governance Principles (see the Corporate Governance discussion on pp. 18-25). The Ford family’s involvement with the Company has greatly benefited all shareholders, and the long history of Ford family involvement in and with the Ford Motor Company has been one of its greatest strengths. Consequently, the proposal is not in the best interests of the Company or you.

The Board of Directors recommends a Vote “against” Proposal 6.

PROPOSAL 7

Mr. John Chevedden of 2215 Nelson Ave., No. 205, Redondo Beach, California 90278, who owns 600 shares of common stock, has informed the Company that the following proposal will be presented at the meeting:

Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring — when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at CVS Caremark, Sprint, Safeway and Motorola.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk,” “High Concern” in Board Composition, “High Concern” in Takeover Defenses and “Moderate Concern” in Executive Pay — $16 million for William Ford and $17 million for Alan Mulally.

Alan Mulally received 5 million options in 2009 with a $1.96 exercise price and he received 3.5 million options in 2008 with a $6.14 exercise price (our stock was recently trading at $16 per share.). William Ford still received $1.7 million in perks when he had foregone an annual salary.

Irvine Hockaday, age 74 and our Lead Director no less, William Ford, our Chairman, Edsel Ford II and Ellen Marram each had more than 22-years long-tenure (independence concerns). Lead Director Hockaday was also marked as a “Flagged (Problem) Director” due to his involvement with Sprint. Sprint’s failed Worldcom merger nonetheless led to accelerating $1.7 billion in stock options.

Our Executive Pay Committee directors attracted our highest negative votes in spite of the tremendous voting power of the Ford family: John Thornton (also on the F-rated News Corporation board), Ellen Marram (also on the D-rate Eli Lilly board), Anthony Earley and Richard Manoogian, age 73.

Richard Gephardt, age 69, and James Hance, among our newest directors, were each on 5 boards (overextension concern) plus each of Richard Gephardt’s 5 boards was rated “D” by The Corporate Library.

Arguably we did not have a Nomination Committee with 85% of directors on the committee.

Please encourage our board to respond positively to this proposal to help turnaround the above type practices. Special Shareowner Meetings — Yes on 7.

The Board of Directors recommends a Vote “against” Proposal 7.

The Board does not believe that this proposal is in your best interests. The present provision in our By-Laws that 30% of the total outstanding number of shares of any class of stock may call a special meeting is reasonable. The 30% threshold prevents a small group of shareholders from calling a special meeting on topics that the majority of shareholders have little or no interest in. Furthermore, calling special meetings involves a significant expense on behalf of the Company. By maintaining the 30% requirement, the Company and you are assured that a significant number of shareholders consider a particular matter to be of sufficient importance to merit a special meeting.

Ford is incorporated in Delaware and its laws require that major corporate actions, such as a merger or a sale of substantially all of our assets, be approved by shareholders. Additionally, it is difficult to see how lowering the threshold to permit holders of 10% of outstanding stock to call special meetings of shareholders would address the listed concerns of the proponent. Consequently, because Delaware law provides shareholders with the ability to vote on major corporate actions and the proponent does not provide any other compelling reason to change the current 30% requirement for holding a special meeting, the Board of Directors does not believe this proposal is in your or the Company’s best interests.

The Board of Directors recommends a Vote “against” Proposal 7.

Shareholder Proposals for 2012

Unless the Board of Directors determines otherwise, next year’s annual meeting will be held on May 10, 2012. Any shareholder proposal intended for inclusion in the proxy materials for the 2012 annual meeting must be received by the Company’s Secretary no later than December 2, 2011, and can be sent via facsimile to 313-248-8713. Shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders. The Company will not include in the Notice of Annual Meeting proposals not in compliance with SEC Rule 14a-8 and, under the Company’s By-Laws, no business other than that stated in the notice of meeting can be transacted at the meeting.

Annual Report and Other Matters

Ford’s 2010 Annual Report, including consolidated financial statements, has been mailed to you or can be viewed by following the instructions on the Notice and Access letter received by you. A list of the shareholders of record entitled to vote at the annual meeting will be available for review by any shareholder, for any purpose related to the meeting, between 8:30 a.m. and 5:00 p.m. local time at Ford Motor Company, World Headquarters, One American Road, Dearborn, Michigan, and the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, for ten days prior to the meeting and on the day of the meeting.

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice is known as “householding,” designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may telephone the Shareholder Relations Department at 800-555-5259 or 313-845-8540 or write to them at One American Road, Suite 1026, Dearborn, Michigan 48126-2798.

Expenses of Solicitation

Ford will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

Peter J. Sherry, Jr.
Secretary

April 1, 2011

Directions to the Annual Meeting Site

The 2011 Annual Meeting of Shareholders is being held in the DuPont Auditorium at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. Directions to the Hotel du Pont are as follows:

DIRECTIONS TO HOTEL DU PONT
11th and Market Streets, Wilmington, DE 19801
302-594-3100/800-441-9019

FROM PHILADELPHIA ON I-95 SOUTH

1.	Take I-95 South through Chester to Wilmington.
2.	Follow I-95 South to Exit 7A marked “52 South, Delaware Ave.”
3.	Follow exit road (11th Street) to intersection with Delaware Ave. marked “52 South, Business District.”
4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

FROM ROUTE 202

1.	Follow Route 202 to I-95 intersection. Take I-95 South.
2.	Take I-95 South, follow steps 2-5 above.

FROM BALTIMORE ON 1-95 NORTH

1.	Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Ave.”
2.	From right lane, take Exit 7 onto Adams Street.
3.	At the third traffic light on Adams Street, turn right. Follow sign marked “52 South, Business District.”
4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

FROM NEW JERSEY (NEW JERSEY TURNPIKE)

1.	Take the New Jersey Turnpike South to Delaware Memorial Bridge.
2.	After crossing the Delaware Memorial Bridge, follow signs to I-95 North.
3.	From I-95 North, follow steps 1-5 above.

BY TRAIN:  Amtrak train service is available into Wilmington, Delaware Station. The Hotel du Pont is located approximately twelve blocks from the train station.

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Notice of 2011
Annual Meeting of Shareholders
and Proxy Statement

www.ford.com

. NNNNNNNNNNNN Annual Meeting Admission Ticket NNNNNNNNNNNNNNN C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT LINE SACKPACK000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) You can vote by Internet or telephone! ADD 1 Available 24 hours a day, 7 days a week! ADD 2 ADD 3 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. ADD 4 ADD 5 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 6 Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 12, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/F • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO ADDITIONAL CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals The Board of Directors recommends a vote FOR the listed nominees, FOR Proposals 2 and 3, and for “1 YEAR“on Proposal 4. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 Stephen G. Butler 02 Kimberly A. Casiano 03 Anthony F. Earley, Jr. 04 Edsel B. Ford II 05 William Clay Ford, Jr. 06 Richard A. Gephardt 07 James H. Hance, Jr. 08 Irvine O. Hockaday, Jr. 09 Richard A. Manoogian 10 Ellen R. Marram 11 Alan Mulally 12 Homer A. Neal 13 Gerald L. Shaheen 14 John L. Thornton For Against Abstain For Against Abstain 2. Ratification of Selection of Independent Registered Public 3. Say on Pay An Advisory Vote to Approve the Compensation Accounting Firm. of the Named Executives. 1 Yr 2 Yrs 3 Yrs Abstain 4. Say When on Pay An Advisory Vote on the Frequency of a Shareholder Vote to Approve the Compensation of the Named Executives. B Shareholder Proposals The Board of Directors recommends a vote AGAINST Proposals 5, 6 and 7. For Against Abstain For Against Abstain 5. Relating to Disclosure of the Company’s 6. Relating to Consideration of a Recapitalization Plan to Political Contributions. Provide that All of the Company’s Outstanding Stock Have One Vote Per Share. 7. Relating to Allowing Holders of 10% of Outstanding Common Stock to Call Special Meetings of Shareholders. NNNNNNNC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 1 2 5 7 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 002CS40136 01AIHF

2011 ANNUAL MEETING OF SHAREHOLDERS Admission Ticket Thursday, May 12, 2011 8:30 a.m. Eastern Time Hotel du Pont 11th and Market Streets Wilmington, Delaware ADMIT ONE SHAREHOLDER AND GUEST YOUR VOTE IS IMPORTANT: Even if you plan to attend the Annual Meeting in person, please vote your shares. Cameras, tape recorders and similar devices will not be allowed in the meeting and attendees will be subject to security checks. Total number of attendees: Upon arrival, please present this admission ticket and photo identification at the registration desk. The proxy statement and annual report to security holders are available at www.envisionreports.com/F. 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy Ford Motor Company + Proxy Solicited by Board of Directors for Annual Meeting May 12, 2011 The undersigned hereby appoints L. W. K. Booth and David G. Leitch, or either of them, proxies each with the power of substitution, to represent and vote the shares of common stock which the undersigned is entitled to vote on all matters, unless the contrary intent is indicated on the reverse side hereof, with all powers which the undersigned would possess if personally present at the Ford Motor Company Annual Meeting of Shareholders to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware at 8:30 a.m. Eastern Time on May 12, 2011 or at any postponement or adjournment thereof. The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxies shall vote the shares (a) “FOR” the election as directors of all the nominees named in the Proxy Statement and listed on the reverse side hereof or any person selected by the Board of Directors in substitution of any of the nominees (Proposal 1), (b) “FOR” Proposals 2 and 3, and for “1 YEAR” on Proposal 4, and “AGAINST” Proposals 5, 6, and 7, each of which is set forth in the Proxy Statement. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If you are a Company employee or retiree participating in either of the Company’s Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, then you may be receiving this material because of shares held for you in those plans. In that case, you may use a proxy card to instruct the plan trustee how to vote those shares. The trustee will vote the shares in accordance with your instructions and the terms of the plan. If you hold shares in any of these plans, the trustee may vote the shares held for you even if you do not direct the trustee how to vote. In these cases, the trustee will vote any shares for which the trustee does not receive instructions in the same proportion as the trustee votes the shares for which the trustee does receive instructions, unless otherwise required by ERISA as determined by the investment manager. Voting deadline for Plan participants is 12:00 a.m. Eastern Time on May 10, 2011. (Continued and to be voted on reverse side.) C Non-Voting Items Change of Address Please print new address below. Meeting Attendance Mark box to right if you plan to attend the Annual Meeting. D Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A D ON BOTH SIDES OF THIS PROXY CARD. +